Exhibit 99(b)(1)

EXECUTION VERSION

DATED	2008

RANDSTAD HOLDING N.V.

(as the Company)

THE ORIGINAL BORROWERS

THE ORIGINAL GUARANTORS

ABN AMRO BANK N.V. AND ING BANK N.V.

(as Joint Book Running Arrangers)

ABN AMRO BANK N.V., BNP PARIBAS,

COMMERZBANK AKTIENGESELLSCHAFT,

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,

FORTIS BANK (NEDERLAND) N.V.  AND

ING BANK N.V.

(as Mandated Lead Arrangers)

ING BANK N.V.

(as Agent)

- and -

THE ORIGINAL LENDERS

MULTICURRENCY SENIOR TERM, BRIDGE AND REVOLVING CREDIT

FACILITIES AGREEMENT

Ref: F3/ACSW/PCA/1846797.25

R0498/00319

Lovells LLP, Atlantic House, Holborn Viaduct, London EC1A 2FG

35.	REMEDIES AND WAIVERS, PARTIAL INVALIDITY	97

36.	NOTICES	97

37.	COUNTERPARTS AND POWERS OF ATTORNEY	99

38.	AMENDMENTS	99

39.	GOVERNING LAW	101

40.	ENFORCEMENT	101

41.	ENTIRE AGREEMENT	102

SCHEDULE 1		103

	THE ORIGINAL PARTIES	103

	Part 1 - The Original Borrowers	103

	Part 2 - The Original Guarantors	103

	Part 3 - The Original Lenders	106

SCHEDULE 2		108

	FORM OF TRANSFER CERTIFICATE	108

SCHEDULE 3		110

	CONDITIONS PRECEDENT	110

	Part 1 - Conditions precedent to be satisfied before the date of this Agreement	110

	Part 2 - Conditions precedent to be satisfied before the date of announcement of the Offer	113

	Part 3 - Conditions Precedent to be satisfied on or before first Utilisation	114

SCHEDULE 4		116

	ADDITIONAL CONDITIONS PRECEDENT	116

SCHEDULE 5		117

	NOTICE OF UTILISATION	117

	Part 1 - Advances	117

	Part 2 - Bank Guarantees	118

	Part 3 - Selection Notice	119

SCHEDULE 6		121

	FORM OF ACCESSION MEMORANDUM	121

SCHEDULE 7		123

	FORM OF RESIGNATION NOTICE	123

SCHEDULE 8		124

	COMPLIANCE CERTIFICATE	124

SCHEDULE 9		125

	MANDATORY COST FORMULAE	125

SCHEDULE 10		128

	TRANSFER JURISDICTIONS	128

THIS AGREEMENT IS MADE ON	2008

BETWEEN:

(1)           RANDSTAD HOLDING N.V. (the “Company”);

(2)           The companies listed in Part 1 of Schedule 1 (The Original Parties) as original borrowers (the “Original Borrowers”);

(3)           The companies listed in Part 2 of Schedule 1 (The Original Parties) as original guarantors (the “Original Guarantors”);

(4)           ABN AMRO BANK N.V. and ING Bank N.V. as joint book running mandated lead arrangers of the Facilities (the “Joint Book Running Arrangers”);

(5)           ABN AMRO BANK N.V., BNP PARIBAS, COMMERZBANK AKTIENGESELLSCHAFT, COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., FORTIS BANK (NEDERLAND) N.V. and ING BANK N.V. as mandated lead arrangers of the Facilities (the “Mandated Lead Arrangers);

(6)           ING BANK N.V. as agent for the Lenders (the “Agent”); and

(7)           The financial institutions listed in Part 3 of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”)

IT IS AGREED:

1.             DEFINITIONS AND INTERPRETATION

1.1           Definitions

In this Agreement:

“Accession Memorandum” means a memorandum substantially in the form set out in Schedule 6 (Form of Accession Memorandum).

“Acquisition” means the purchase by Bidco of the Target Shares pursuant to or in connection with the Offer.

“Acquisition Costs” means all fees, costs and expenses, stamp, registration and other Taxes incurred (or required to be paid) by Bidco or any other member of the Group in connection with the Acquisition or the Transaction Documents.

“Additional Borrower” means any person which has become a Borrower in accordance with Clause 4 (Additional Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 9 (Mandatory Cost Formulae).

“Additional Guarantor” means any person which has become a Guarantor in accordance with Clause 4 (Additional Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Advance” means a Term Facility Advance, a Bridge Facility Advance or a Revolving Facility Advance.

“AFM” means the Netherlands Authority for the Financial Markets (Autoriteit Financiele Markten).

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with euro in the Amsterdam or London foreign exchange market at or about 11:00 a.m. on a particular day.

“Agreement” means this agreement, including its schedules.

“Announcement” means a public announcement by Bidco within the meaning of Section 5.1a of the DDPB (to the effect that Bidco and Target have reached conditional or unconditional agreement as to the Offer in the framework of a friendly take-over).

“Arrangers” means together the Joint Book Running Arrangers and the Mandated Lead Arrangers.

“Audited Assets” means:

(a)           in respect of any financial year of the Company, the consolidated total assets (excluding goodwill) of the Group as at the end of such financial year as determined by reference to the annual audited consolidated financial statements of the Group for such year; and

(b)           for any financial year in respect of which the assets of the Target Group have not been included in the consolidated financial statements of the Group under paragraph (a) above, the consolidated total assets (excluding goodwill) of the Target Group at the end of such financial year as determined by reference to the annual audited consolidated financial statements of the Target Group for such year.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)           in relation to the Term Facility, the period from and including the date of this Agreement to and including the final date of the Certain Funds Period;

(b)           in relation to the Revolving Facility, the period from and including the date of this Agreement to and including the date falling one month prior to the Final Maturity Date; and

(c)           in relation to the Bridge Facility, the period from and including the date of this Agreement to and including the date falling 11 Months after the date of this Agreement.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment for the time being under that Facility, less

(a)           the aggregate of its portions of the Euro Amounts of the Utilisations which are then outstanding, and

(b)           in relation to any proposed Utilisation, the Euro Amount of its participation in any other Utilisations due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Advance which is due to be repaid on or before the date of the proposed drawdown, provided that such amount shall not be less than zero.

“Available Facility” means in relation to a Facility, the aggregate amount for the time being of each Lender’s Available Commitment in respect of that Facility.

“Bank Guarantee” means a guarantee in a form requested by a Borrower and agreed by the Agent (with the prior consent of the Instructing Group) and the Issuing Bank.

“Bank Guarantee Proportion” means, in relation to a Lender and in respect of any Bank Guarantee, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment under the Revolving Facility to the Available Facility immediately prior to the issue of that Bank Guarantee, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

“Base Case Model” means the base case model provided by Randstad Holding N.V. to ABN AMRO Bank N.V. on 10 April 2008.

“Base Currency Amount” means, in relation to a Utilisation, the amount specified in the Notice of Utilisation delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in euro, that amount converted into euro at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Notice of Utilisation in accordance with the terms of this Agreement) and, in the case of a Bank Guarantee, as adjusted under Clause 6.8 (Revaluation of Bank Guarantees) at six-monthly intervals as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation.

“Belgian Obligor” means an Obligor resident in Belgium for tax purposes or having a permanent establishment in Belgium to which the Advances under the Finance Documents are connected.

“Bidco” means either the Company or a wholly owned, newly incorporated subsidiary of the Company which is a limited liability company incorporated in the Netherlands.

“Borrowers” means each Original Borrower and each Additional Borrower, provided that such company has not been released from its rights and obligations hereunder in accordance with Clause 4.5 (Resignation of an Obligor).

“B Prefs” means the 25,200,000 type-B preferred shares issued by the Company with a nominal value of €0.10 (as described in the notes to the Original Financial Statements).

“Break Costs” means the amount (if any) by which:

(a)           the interest, excluding the Margin, which a Lender should have received for the period from the date of receipt of all or any part of its participation in an Advance or Unpaid Sum to the last day of the current Interest Period in respect of that Advance or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)           the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Bridge Facility” means the bridge term loan facility made available under this Agreement  as described in Clause 2.1 (Grant of the Facilities).

“Bridge Facility Advance” means a loan made or to be made under the Bridge Facility or the principal amount outstanding for the time being of that loan.

“Bridge Facility Commitment” means:

(a)           in relation to an Original Lender, the amount in euro set opposite its name under the heading “Bridge Facility Commitment” in Part 3 of Schedule 1 (The Original

Parties) and the amount in euro of any other Bridge Facility Commitment transferred to it under this Agreement; and

(b)           in relation to any other Lender, the amount in euro of any Bridge Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Bridge Facility Instructing Group” means:

(a)           whilst no Utilisations are outstanding, a Lender or Lenders whose Bridge Facility Commitments amount (or, if each Lender’s Bridge Facility Commitment has been reduced to zero, did immediately before such reduction to zero, amount) in aggregate to more than sixty-six and two thirds per cent. of the Total Bridge Facility Commitments; and

(b)           whilst at least one Utilisation is outstanding, a Lender or Lenders having aggregate participations of more than sixty-six and two thirds per cent. of the Euro Amount of such Utilisations.

“Business Day” means a day (other than a Saturday or Sunday) which is not a public holiday and on which banks are open for general business in:

(a)           London and Amsterdam;

(b)           (in relation to any date for payment or purchase of a sum denominated in a currency other than euro) the principal financial centre of the country of such currency; and

(c)           (in relation to any date for payment or purchase of a sum denominated in euro), a TARGET Day.

“Cash” shall have the meaning given to such term in Clause 20.2 (Financial Definitions).

“Cash Equivalent Investments” shall have the meaning given to such term in Clause 20.2 (Financial Definitions).

“Certain Funds Announcement” means a public announcement by Bidco within the meaning of Section 7.4 of the DDPB (to the effect that certainty of funds has been secured).

“Certain Funds Drawstop Default” any Event of Default arising under any of the following provisions in relation to any member of the Group (other than any member of the Target Group):

(a)           Clause 23.1 (Failure to Pay); or

(b)           Clause 23.2 (Misrepresentation) by virtue of a breach of any of the representations and warranties in Clauses 18.1 (Status), 18.3 (Binding Obligations), 18.4 (Execution of the Finance Documents), 18.8 (Validity and Admissibility in Evidence) and 18.11 (No Winding-up); or

(c)           Clause 23.3 (Specific Covenants) by virtue of a breach of any of the undertakings in Clauses 21.4 (Negative Pledge), 21.6 (Disposals), 21.7 (Mergers), 21.11 (Financial Indebtedness), 21.13 (Change of business), 21.19 (Joint Ventures), 21.18 (Acquisitions), 21.14 (Notification of default), 21.9 (Compliance with laws), 21.5 (Loans and Guarantees) and 22 (Offer Related Undertakings); or

(d)           Clause 23.7 (Insolvency and rescheduling); or

(e)           Clause 23.8 (Winding-up); or

(f)            Clause 23.9 (Execution or Distress); or

(g)           Clause 23.11 (The Group’s Business); or

(h)           Clause 23.12 (Repudiation); or

(i)            Clause 23.13 (Illegality).

“Certain Funds Period” the period commencing on the date of this Agreement and ending on the earlier of:

(a)           the date on which the Target becomes a wholly owned subsidiary of Bidco;

(b)           the date on which any Mandatory Offer Cancellation Event occurs; and

(c)           16 May 2008,

save that in respect of paragraph (c), the Company may by written notice prior to 16 May 2008 elect to extend this date by up to three Months and two weeks (but for the avoidance of doubt until no later than 31 August 2008) (attaching evidence satisfactory to the Agent (acting reasonably) that such extension is necessary solely as a result of on-going discussions with the relevant authority regarding the terms of merger control approval).

“Change of Control” means any person or group of persons acting in concert gaining control of the Company (with “control” having the meaning given to that term in 13.5 (Change of control)).

“Commitment” means a Term Facility Commitment, a Revolving Facility Commitment or a Bridge Facility Commitment.

“Code” means, at any date, the U.S. Internal Revenue Code of 1986 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Agent.

“DCC” means the Dutch Civil Code (Burgerlijk wetboek).

“DDPB” means the Dutch Decree on Public Bids pursuant to the Dutch Financial Supervision Act (Besluit openbare biedingen Wft).

“DFSA” or “Dutch Financial Supervision Act” means the Dutch Act on Financial Supervision (Wet op het financieel toezicht) and subordinate regulations based on the DFSA.

“Default” means an Event of Default or a Potential Event of Default.

“Disposal Proceeds” means the consideration received (calculated by reference to the relevant book value and any book profit or loss) by any member of the Group (including any amount received in repayment of intercompany debt) for any Disposal (as defined in Clause 21.6 (Disposals) made by any member of the Group and after deducting:

(a)           any reasonable expenses which are incurred by any member of the Group with respect to that Disposal to persons who are not members of the Group;

(b)           any Tax incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance); and

(c)           any proceeds paid (or committed to be paid) by way of consideration for the acquisition of any company or other person or any business or interest (including any securities) in any company or other person or business (including the amount of any costs and/or indebtedness assumed by any member of the Group in order to consummate such acquisition) within six months of the receipt of such proceeds (failing which, such proceeds shall constitute Disposal Proceeds).

“Dispute” means any dispute referred to in Clause 39 (Governing Law).

“Dutch Consolidated Group” means Randstad Groep Nederland B.V. and each of its subsidiaries incorporated in The Netherlands.

“Employee Plan” means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which an Obligor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Encumbrance” means (a) a mortgage, charge, pledge, lien or other encumbrance securing any obligation of any person, (b) any arrangement under which money or claims to, or the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person or (c) any other type of preferential arrangement (including any title transfer and retention arrangement) having a similar effect.

“ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

“ERISA Affiliate” means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with an Obligor, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means

(a)           any reportable event, as defined in Section 4043 of ERISA, with respect to an Employee Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified of such event;

(b)           the filing of a notice of intent to terminate any Employee Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan or the termination of any Employee Plan under Section 4041(c) of ERISA;

(c)           the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan;

(d)           the failure to make a required contribution to any Employee Plan that would result in the imposition of an encumbrance under Section 412 of the Code or Section 302 of ERISA or the filing of any request for a minimum funding waiver under Section 412 of the Code with respect to any Employee Plan or Multiemployer Plan;

(e)           an engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;

(f)            the complete or partial withdrawal of any Obligor or any ERISA Affiliate from a Multiemployer Plan; and

(g)           an Obligor or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Employee Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

“EURIBOR” means, in relation to any amount to be advanced to, or owing by, an Obligor hereunder in euro on which interest for a given period is to accrue:

(a)           the percentage rate per annum equal to the offered quotation which appears on the page of the Reuters screen which displays an average rate of the Banking Federation of the European Union for the euro for such period at or about 11.00 a.m. (Brussels time) on the Quotation Date for such period; or

(b)           if no quotation for euro for the relevant period is displayed, the arithmetic mean (rounded upwards to four decimal places) of the rates (as notified to the Agent) at which each of the Reference Banks was offering to prime banks in the European interbank market deposits in the euro of an equivalent amount and for such period at or about 11.00 a.m. (Brussels time) on the Quotation Date.

“Euro Amount” means:

(a)           in relation to any Utilisation, its Original Euro Amount in the case of an Advance as reduced by the amount (if any) of such Utilisation which has been repaid; and

(b)           in relation to the Facilities as a whole, the aggregate of the principal amounts in euro of all outstanding Advances.

“Event of Default” means any circumstance described as such in Clause 23 (Events of default).

“Exchange Agent” means ABN AMRO Bank N.V. or such other reputable financial institution in its capacity as exchange agent under the Offer.

“Exchange Agent Agreements” means the agreements, in agreed form, between Bidco and the Exchange Agent relating amongst other things to settlement under the Offer.

“Exchange Agent Account” means an account held by Bidco with the Exchange Agent.

“Exchange Agent’s Certificate” means a certificate from the Exchange Agent in a form acceptable to the Agent (acting reasonably) confirming that payment for a specified number of the Target Shares acquired pursuant to the Offer is to be made on a specified date and confirming the amount required to be paid.

“Existing Facility” means the EUR 650,000,000 senior multicurrency revolving credit facility made available to Randstad Holding N.V. and others of which ABN AMRO Bank N.V., Citigroup Global Markets Limited, Fortis Bank S.A./N.V. and ING Bank N.V. were the mandated lead arrangers pursuant to an agreement dated 9 June 2006.

“Expiry Date” means, in relation to a Bank Guarantee, the last day of its Term.

“Facilities” means the Term Facility, the Revolving Facility and the Bridge Facility.

“Facility” means the Term Facility, the Revolving Facility or the Bridge Facility.

“Facility Office” means, in relation to the Agent, the office identified with its signature below or such other office as it may select by notice and, in relation to any Lender, the office or offices notified by it to the Agent in writing prior to the date hereof (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) or such other office or offices as it may from time to time select by notice to the Agent.

“Fee Letter” means any fee letter dated 30 November 2007 between the Company and the Agent or Joint Book Running Arrangers, and any other document between the Company and the Agent, setting out any of the fees referred to in Clause 25 (Commitment Commission and Fees).

“Filing Date” means the date of filing the request for approval of the Offer Document with the AFM.

“Final Maturity Date” means:

(a)           in respect of the Bridge Facility, the day falling 364 days after the First Utilisation Date; and

(b)           in respect of the Term Facility, the Revolving Facility or where referred to in this Agreement for any other purpose, the day which is 60 months after the  First Utilisation Date.

“Finance Documents” means this Agreement, any Accession Memorandum, any Fee Letter, any Resignation Notice, any Compliance Certificate, any Selection Notice, any Notice of Utilisation and any other document designated as such by the Agent and the Company.

“Finance Parties” means the Agent, the Arrangers, any Issuing Bank and the Lenders (each a “Finance Party”).

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)           Indebtedness for Borrowed Money;

(b)           any documentary credit facility;

(c)           any interest rate swap, currency swap, forward foreign exchange transaction, cap, floor, collar or option transaction or any other treasury transaction or any combination thereof or any other transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and the amount of the Financial Indebtedness in relation to any such transaction shall be calculated by reference to the mark-to-market valuation of such transaction at the relevant time); and

(d)           any guarantee, indemnity, bond, standby letter of credit or any other instrument issued in connection with the performance of any contract or other obligation.

“First Utilisation Date” means the date of first Utilisation of the Facilities.

“403 Statement” means each current statement issued and deposited by the Company as envisaged by Article 2:403 of the DCC (403 verklaring) with the relevant Chambers of Commerce (Kamers van Koophandel) in The Netherlands.

“Funds Flow Statement” means a spreadsheet showing the payments to be made on or around the Settlement Date for the purposes set out in sub-paragraphs (a)(i) and (ii), (b)(i) and (ii) of Clause 2.2 (Purpose and Application) and specifying the sources of funds being used to meet such payments.

“Group” means the Company and its subsidiaries for the time being (including the Target Group on and after the Settlement Date).

“Group Structure Chart” means the group structure chart delivered to the Agent pursuant to paragraph 3(e) of Part 2 of Schedule 3 (Conditions Precedent).

“Guarantor” means an Original Guarantor or an Additional Guarantor.

“Indebtedness for Borrowed Money” means any indebtedness for or in respect of:

(a)           moneys borrowed;

(b)           any amount raised by acceptance under any acceptance credit facility;

(c)           any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)           any amount raised pursuant to any issue of shares which are expressed to be redeemable prior to the Final Maturity Date;

(e)           the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with generally accepted accounting principles in the relevant jurisdiction, be treated as a finance lease;

(f)            the amount of any liability in respect of any advance or deferred purchase agreement if one of the primary reasons for entering into such agreement is to raise finance;

(g)           receivables sold or discounted (other than on a non-recourse basis);

(h)           any agreement or option to re-acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;

(i)            any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(j)            the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Information Memorandum” means the document dated 9 January 2008 in the form approved by the Company concerning the structure of the Offer, the Original Obligors and the Target Group which, at the request of the Company and Bidco and on their behalf is to be prepared in relation to this transaction, approved by the Company and distributed by the Joint Book Running Arrangers prior to the Syndication Date in connection with the syndication of the Facilities.

“Information Package” means the Base Case Model and the Original Financial Statements.

“Instructing Group” means both the Bridge Facility Instructing Group and the Permanent Facility Instructing Group.

“Intellectual Property” means:

(a)           any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, know how and other intellectual property rights and interests, whether registered or unregistered; and

(b)           the benefit of all applications and rights to use such assets of each member of the Group.

“Interest Period” means, in relation to an Advance, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default Interest).

“Internal Revenue Service” means the United States Internal Revenue Service or any successor thereto.

“Intra-Group Transfer” has the meaning given thereto in sub-paragraph (e)(i) of Clause 33.3 (Assignments and Transfers by Lenders).

“Issuing Bank” means any Lender which has notified the Agent that it has agreed to the Company’s request to be an Issuing Bank pursuant to the terms of this Agreement (and if more than one Lender has so agreed, such Lenders shall be referred to whether acting individually or together as the “Issuing Bank”), provided that, in respect of a Bank Guarantee issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or agreed to issue that Bank Guarantee.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other similar entity.

“Lender” means any financial institution:

(a)           named in Part 3 of Schedule 1 (The Original Parties); or

(b)           which has become a party hereto in accordance with Clause 33.5 (Assignments by Lenders) or Clause 33.6 (Transfers by Lenders),

and which has not ceased to be a party hereto in accordance with the terms hereof.

“Leverage Ratio” has the meaning given to it in Clause 20.2 (Financial Definitions).

“LIBOR” means, in relation to any amount to be advanced to, or owing by, an Obligor hereunder denominated in any currency other than euro on which interest for a given period is to accrue:

(a)           the percentage rate per annum equal to the offered quotation which appears on the page of the Reuters screen which displays an average British Bankers Association Interest Settlement Rate for the currency of the relevant amount for such period at or about 11.00 a.m. (London time) on the Quotation Date for such period; or

(b)           if no quotation for the relevant currency and the relevant period is displayed, the arithmetic mean (rounded upwards to four decimal places) of the rates (as notified to the Agent) at which each of the Reference Banks was offering to prime banks in the London interbank market deposits in the currency of such amount and for such period at or about 11.00 (London time) a.m. on the Quotation Date for such period.

“LMA” means the Loan Market Association.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 9 (Mandatory Cost Formulae).

“Mandatory Offer Cancellation Event”:

(a)           an Announcement or an Unsolicited Announcement is not issued prior to 10 December 2007; or

(b)                                a 28-Day Update confirms an intention not to proceed with an offer for the Target Group; or

(c)                                 the Offer Document is not issued by 3 April 2008; or

(d)                                the Offer is withdrawn; or

(e)                                 the Unconditional Date has not occurred by 16 May 2008 (or the last day of the extended Certain Funds Period elected by the Company in accordance with the definition of “Certain Funds Period”).

“Margin” means:

(a)                                 subject to paragraph (d) below, in relation to the Term Facility and the Revolving Facility for the period from the First Utilisation Date until the date falling six Months after the First Utilisation Date, 1.10 per cent. per annum (for the avoidance of doubt, without regard to the grid set out in paragraph (b) below);

(b)                                subject to paragraph (d) below, in relation to the Term Facility and the Revolving Facility for the period from the date falling six Months after the First Utilisation Date, the percentage rate per annum set out in the grid below:

Leverage Ratio for the most recently completed Relevant Period	Margin % p.a.

Less than 3.50:1.0 but greater than or equal to 3.0:1.0	1.15

Less than 3.0:1.0 but greater than or equal to 2.5:1.0	0.90

Less than 2.5:1.0 but greater than or equal to 2.0:1.0	0.75

Less than 2.0:1.0 but greater than or equal to 1.5:1.0	0.60

Less than 1.5:1.0	0.50

Any change in that Margin shall take effect 5 Business Days after receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 19.6 (Compliance Certificates).

If the Margin for an Advance under any Facility is reduced for any period and the financial statements of the Group subsequently received by the Agent show that a higher Margin should have applied during that period, then that reduction shall be reversed with retrospective effect and the Margin for that Advance shall be the percentage per annum determined using the table above and the revised Leverage Ratio calculated using the figures in such financial statements, and the Company shall (or shall ensure that the relevant Borrower shall) promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period.

(c)                                 subject to paragraph (d) below, in relation to the Bridge Facility:

(i)                                     0.50 per cent. per annum for the period up to and including 30 June 2008;

(ii)                                  0.65 per cent. per annum for the period from and including 1 July 2008 up to and including 30 September 2008; and

(iii)                               0.80 per cent. per annum for the period from and including 1 October 2008 up to and including the Final Maturity Date.

(d)                                at any time when an Event of Default has occurred and is continuing, in relation to:

(i)                                     the Term Facility and the Revolving Facility, 1.95 per cent. per annum; and

(ii)                                  the Bridge Facility, 1.60 per cent. per annum.

“Margin Stock” means margin stock within the meaning of Regulations D, T, U and X.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations or financial condition of the Group taken as a whole; (b) the ability of any Obligor to perform its payment or financial covenant obligations under the Finance Documents; or (c) the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party thereunder.

“Material Company” means, at any time:

(a)                                 an Obligor; or

(b)                                a subsidiary of the Company which (when consolidated with its subsidiaries, if any) has earnings before interest, tax, depreciation and amortisation calculated on the same basis as Consolidated EBITDA, gross assets or turnover (excluding intra-group items) representing 2.50 per cent. or more of those of the Group (on a consolidated basis).

Compliance with the conditions set out in paragraph (b) above shall be determined by reference to the most recent Compliance Certificate supplied by the Company and/or the latest audited financial statements of that subsidiary (consolidated in the case of a subsidiary which itself has subsidiaries) and the latest audited consolidated financial statements of the Group.  However, if a subsidiary has been acquired since the date to which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that subsidiary (that adjustment being certified by the Group’s auditors as representing an accurate reflection of the revised Consolidated EBITDA, gross assets or turnover of the Group on a consolidated basis taking into account that subsidiary).

A report by the auditors of the Company that a subsidiary of the Company is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Material Offer Terms” means each of the terms specified in paragraph (c) of Clause 22.6 (Terms of the Offer).

“Merger Clearance Disposal Proceeds” means Disposal Proceeds arising from a Disposal (as defined in Clause 21.6 (Disposals)) of any assets required by any merger or competition regulatory authority as a condition to the granting of merger clearance in respect of the Acquisition.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section (3)(37) of ERISA) contributed to for any employees of an Obligor or any ERISA Affiliate.

“Notice of Utilisation” means a notice substantially in the form set out in the Schedule 5 (Notice of Utilisation).

“Obligors” means the Company, the Borrowers and the Guarantors.

“Obligors’ Agent” means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.5 (Obligors’ Agent).

“OECD Jurisdiction” means a member country of the Organisation for Economic Co-operation and Development.

“Offer” means the offer made or to be made by or on behalf of Bidco to purchase the Target Shares on the terms contained in the Offer Document (as such offer may from time to time be amended, revised, renewed or waived with the consent of the Agent (acting on the instructions of the Instructing Group) to the extent required in accordance with paragraph (c) of Clause 22.6 (Terms of the Offer).

“Offer Document” means the document, in agreed form setting out the terms of the Offer (biedingsbericht), provided that for the purposes of this definition, “in agreed terms” means that the Agent (acting on the instructions of the Instructing Group) has approved the Material Offer Terms (to the extent and in the  manner contemplated by Clause 22.6 (Terms of the Offer).

“Optional Currency” means sterling, dollars, Swiss francs and any currency (except euro) which:

(a)                                 is freely transferable and freely convertible into euro;

(b)                                is available to banks in the London or other relevant interbank market; and

(c)                                 has been previously approved in writing by the Agent (acting on the instructions of all Lenders) as an optional currency for the purpose of any Utilisation, at least three Business Days prior to delivery of the relevant Notice of Utilisation.

“Original Euro Amount” means, in relation to a Utilisation, the amount of such Utilisation requested in the relevant Notice of Utilisation (as the same may be reduced pursuant to Clause 5.6 (Reduction of Available Commitment)) or, if such Utilisation is not denominated in euro, the equivalent of such amount (as the same may be so reduced) in euro, calculated as at the date of such Notice of Utilisation.

“Original Financial Statements” means the Company’s audited consolidated financial statements for its financial year ended 31 December 2006.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with the legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA.

“Permanent Facilities” means the Term Facility and the Revolving Facility.

“Permanent Facilities Commitment” means, in relation to a Lender, its Term Facility Commitments and its Revolving Facility Commitments.

“Permanent Facilities Instructing Group” means:

(a)                                 whilst no Utilisations are outstanding, a Lender or Lenders whose Permanent Facilities Commitments amount (or, if each Lender’s Permanent Facilities Commitment has been reduced to zero, did immediately before such reduction to zero, amount) in aggregate to more than sixty-six and two thirds per cent. of the Total Permanent Facilities Commitments; and

(b)                                whilst at least one Utilisation is outstanding, a Lender or Lenders having aggregate participations of more than sixty-six and two thirds per cent. of the Euro Amount of such Utilisations.

“Permitted Acquisition” means:

(a)                                 the Acquisition;

(b)                                an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;

(c)                                 an acquisition of shares or securities by a member of the Group in another member of the Group;

(d)                                an acquisition of Cash and Cash Equivalent Investments;

(e)                                 an acquisition (not being an acquisition by the Company or Bidco), for cash consideration, of (i) all of the issued share capital of a limited liability company; or (ii) (if the acquisition is made by a limited liability company whose sole purpose is to make the acquisition) a business or undertaking carried on as a going concern, but (whether the acquisition is of a company or a business or undertaking) only if:

(i)                                     no Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition;

(ii)                                  the acquired company, business or undertaking is engaged in a business substantially the same as that carried on by the Group;

(iii)                               the consideration (including associated costs and expenses) for the acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in the acquired company (or any such business) at the date of acquisition does not exceed an amount equal to the sum of (1) the amount equalling 3.5 times the Consolidated EBITDA of the Group, minus (2) Consolidated Total Senior Net Debt (in each case as confirmed in the most recent Compliance Certificate delivered in accordance with Clause 19.6 (Compliance Certificates)).

As soon as practicable following the announcement of any Permitted Acquisition under paragraph (e) the Company must deliver to the Agent a certificate signed by two directors of the Company to which must be attached a copy of the latest audited accounts (or if not available, management accounts) of the target company or business.

Such certificate must give calculations showing in reasonable detail that the Company would have remained in compliance with its obligations under Clause 20 (Financial Condition) if the covenant tests were recalculated at the end of the most recent Relevant Period consolidating the financial statements of the target company (consolidated if it has subsidiaries) or business with the financial statements of the Group for such period on a pro forma basis and as if the consideration for such proposed acquisition had been paid at the start of that Relevant Period.

“Permitted Disposal” has the meaning given to that term in Clause 21.6 (Disposals).

“Permitted Encumbrance” means:

(a)                                 any Encumbrance notified to the Agent prior to the date hereof provided that the principal amount thereby secured is not increased;

(b)                                any Encumbrance over or affecting any asset acquired by a member of the Group after the date hereof and subject to which such asset is acquired, if:

(i)                                     such Encumbrance was not created in contemplation of the acquisition of such asset by a member of the Group;

(ii)                                  the amount thereby secured has not been increased in contemplation of, or since the date of, the acquisition of such asset by a member of the Group; and

(iii)                               such Encumbrance is removed or discharged within three months of the date of acquisition of such asset;

(c)                                 any Encumbrance over or affecting any asset of any company which becomes a member of the Group after the date hereof, where such Encumbrance is created prior to the date on which such company becomes a member of the Group, if:

(i)                                     such Encumbrance was not created in contemplation of the acquisition of such company;

(ii)                                  the amount thereby secured has not been increased in contemplation of, or since the date of, the acquisition of such company; and

(iii)                               such Encumbrance is removed or discharged within three months of such company becoming a member of the Group;

(d)                                any netting or set-off arrangement entered into by any member of the Group in the normal course of its banking arrangements for the purpose of netting debit and credit balances (including any security interest over bank accounts created in connection with such an arrangement);

(e)                                 any title transfer or retention of title arrangement entered into by any member of the Group in the normal course of its trading activities on the counterparty’s standard or usual terms; and

(f)                                   any lien arising by operation of law and in the normal course of business, if such lien is discharged within twenty Business Days of arising; and

(g)                                any security interest arising under clause 18 of the general terms and conditions (Algemene Voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution pursuant to its general terms and conditions;

(h)                                any Encumbrance over any asset or assets the book value of which, when aggregated with:

(i)                                     the book value of all other assets which are the subject of any Encumbrance which is not a Permitted Encumbrance pursuant to paragraphs (a) to and including (g) and (i); and

(ii)                                  any Ratio Financial Indebtedness (as defined in paragraph (d) of Clause 21.11 (Financial Indebtedness)) (other than Ratio Financial Indebtedness owing to any member of the Group) incurred by any member of the Group (other than an Obligor) and the proceeds received under any Securitisation after the date hereof (to the extent such proceeds are not already counted as Ratio Financial Indebtedness but without prejudice to the interpretation of that definition),

does not or would not exceed EUR 300,000,000; and

(i)                                    any Encumbrance under the Finance Documents.

“Potential Event of Default” means any event which could reasonably be expected to become (with the passage of time, the giving of notice, the making of any determination hereunder or any combination thereof) an Event of Default.

“Prepayment Account” means an interest-bearing account:

(a)                                 held in The Netherlands by the Company with the Agent; and

(b)                                identified in writing between the Company and the Agent as a Prepayment Account (as the same may be redesignated, substituted or replaced from time to time),

which is secured in favour of the Finance Parties to their satisfaction (acting reasonably) and from which no withdrawals may be made by any member of the Group except with the consent of the Instructing Group or except if such withdrawals are for the purpose of, and are being applied towards, any repayments or prepayments of any Utilisation pursuant hereto.

“Proportion” means, in relation to a Lender:

(a)                                 whilst no Utilisations are outstanding, the proportion borne by its Commitment to the Total Commitments (or, if the Total Commitments are then zero, by its Commitment to the Total Commitments immediately prior to their reduction to zero); or

(b)                                whilst any Utilisation is outstanding, the proportion borne by its share of the Euro Amount of all outstanding Utilisations to the aggregate Euro Amount of all such outstanding Utilisations, in each case, adjusted to reflect any transfer under this Agreement to or by that Lender.

“Quarter Date” has the meaning given to that term in Clause 20.2 (Financial Definitions).

“Quotation Date” means, in relation to any period for which an interest rate is to be determined hereunder, the day on which quotations would ordinarily be given by prime banks in the relevant interbank market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that period, provided that, if, for any such period, quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the last of those dates.

“Ratio Financial Indebtedness” means (other than for the purposes of Clause 21.11 (Financial Indebtedness)):

(a)                                 borrowings (whether current or non-current, as such terms are used in the Original Financial Statements of the Company); and

(b)                                Indebtedness for Borrowed Money (other than any Indebtedness for Borrowed Money arising in respect of any Subordinated Debt) and any indebtedness under any documentary credit facility (to the extent not included in paragraph (a) above), but excluding any contingent indebtedness in respect of guarantees permitted to be given under Clause 21.5 (Loans and Guarantees) other than indemnities permitted to be given under paragraph (j) of Clause 21.5 (Loans and Guarantees).

“Reference Banks” means ABN AMRO Bank N.V., ING Bank N.V. or such other bank or banks as may from time to time be agreed between the Company and the Agent (acting on the instructions of an Instructing Group).

“Reference Shareholder” means any person and any company, corporation, trust, foundation or partnership (whether or not having separate legal personality) of two or more of the foregoing in each case controlled by such person which, as at 31 December 2006, together owned or controlled 25% or more of the issued share capital of the Company. For these purposes, a company, corporation, trust or partnership shall be treated as being “controlled” by a person if such person is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Regulations D, T, U and X” means, respectively, Regulations D, T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Relevant Period” has the meaning given to it in Clause 20.2 (Financial Definitions).

“Renewal Request” means a written notice delivered to the Agent in accordance with Clause 6.7 (Renewal of a Bank Guarantee).

“Repayment Date” means a Term Facility Repayment Date, the last day of an Interest Period for a Revolving Facility Advance or the Final Maturity Date in respect of the Bridge Facility for a Bridge Facility Advance.

“Repayment Instalment” means any one or more of the repayment instalments in relation to any Term Facility Advance provided for in Clause 12 (Repayment).

“Repeated Representations” means each of the representations set out in Clause 18.1 (Status) to Clause 18.4 (Execution of the Finance Documents), Clause 18.6 (Audited Financial Statements), Clause 18.7 (No Material Adverse Change), Clause 18.13 (Written Information), Clause 18.15 (Intellectual Property), Clause 18.16 (Good Title Assets),  paragraph (a) of Clause 18.18 (Ownership), Clause 18.19 (Regulation Compliance) and Clause 18.20 (Pensions).

“Reports” means each due diligence report in respect of the Target Group to be issued in connection with the Acquisition (if any).

“Resignation Notice” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Notice).

“Revolving Facility” means the revolving credit facility made available under this Agreement as described in Clause 2.1 (Grant of the Facilities).

“Revolving Facility Advance” means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

“Revolving Facility Commitment” means:

(a)                                 in relation to an Original Lender, the amount in euro set opposite its name under the heading “Revolving Facility Commitment” in Part 3 of Schedule 1 (The Original Parties) and the amount in euro of any other Revolving Facility Commitment transferred to it under this Agreement; and

(b)                                in relation to any other Lender, the amount in euro of any Revolving Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Rollover Advance” means an Advance drawn or to be drawn by a Borrower which is used to refinance a maturing Advance owed by such Borrower and which is in the same amount and the same currency as such maturing Advance and is to be drawn on the day such maturing Advance is to be repaid.

“Securitisation “ means a True-sale Securitisation or a Synthetic Securitisation.

“Selection Notice” means a notice substantially in the form set out in Part 3 of Schedule 5 (Selection Notice) given in accordance with Clause 9 (Interest Periods) in relation to the Term Facility or the Bridge Facility.

“Settlement Date” means the date upon which, in accordance with the terms and conditions of the Offer, Bidco shall pay the consideration due to the shareholders of the Target who have validly or defectively tendered (provided that such defect has been waived by Bidco) and delivered (geleverd) their Target Shares under the offer.

“Squeeze Out” means either of the following methods where 100 per cent. of the Target Shares and/or a relevant class of shares may be legally acquired:

(a)                                 a compulsory acquisition procedure (uitkoopprocedure) in accordance with Article 2.92A of the DCC;

(b)                                a compulsory procedure (uitkoopprocedure) in accordance with Article 2.359C of the DCC; or

(c)                                 a triangular legal merger (juridische (driehoeks) fusie) in accordance with article 2.309 et seq of the DCC between the Target, the Company and Bidco with the Company and Bidco being the surviving entities.

“Subordinated Debt” means any debt incurred by the Company or Randstad Financial Services NV/SA (or any company that is a direct or indirect holding company of the Company or Randstad Financial Services NV/SA) which is fully contractually subordinated (in tenor, principal and interest) to this Facility.

“Syndication Date” means the earlier of:

(a)                                 the day on which the Joint Book Running Arrangers confirm that the primary syndication of the Facilities has been completed; and

(b)                                the date falling one Month after the last day of the Certain Funds Period.

“Synthetic Securitisation” means a securitisation of receivables by a member of the Group that is not an Obligor not involving a True-sale Securitisation.

“Target” means Vedior N.V.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Target Group” means the Target and each of its subsidiaries.

“Target Shares” means the existing certificates or issued shares of Target and any further such shares which are issued while the Offer remains open for acceptance.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Bank Guarantee.

“Term Facility” means the term loan facility made available under this Agreement as described in Clause 2.1 (Grant of the Facilities).

“Term Facility Advance” means a loan made or to be made under the Term Facility or the principal amount outstanding for the time being of that loan.

“Term Facility Commitment” means:

(a)                                 in relation to an Original Lender, the amount in euro set opposite its name under the heading “Term Facility Commitment” in Part 3 of Schedule 1 (The Original Parties) and the amount in euro of any other Term Facility Commitment transferred to it under this Agreement; and

(b)                                in relation to any other Lender, the amount in euro of any Term Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Term Facility Repayment Date” means each date set out in Clause 12 (Repayment).

“Total Bridge Facility Commitments” means the aggregate of the Bridge Facility Commitments, being EUR 100,000,000 at the date of this Agreement.

“Total Commitments” means the aggregate of the Total Term Facility Commitments, the Total Revolving Facility Commitments and the Total Bridge Facility Commitments, being EUR 2,800,000,000 at the date of this Agreement.

“Total Permanent Facilities Commitments” means the aggregate of the Total Term Facility Commitments and the Total Revolving Facility Commitments.

“Total Revolving Facility Commitments” means the aggregate of the Revolving Facility Commitments, being EUR 1,620,000,000 at the date of this Agreement.

“Total Term Facility Commitments” means the aggregate of the Term Facility Commitments, being EUR 1,080,000,000 at the date of this Agreement.

“Transaction Documents” means the Finance Documents, the Offer Document, any Unsolicited Announcement, any Announcement, any Certain Funds Announcement, any 28-Day Update, the Exchange Agent Agreements and the Exchange Agent’s Certificate.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 2 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to any Transfer Certificate, the date for the making of the transfer as specified in such Transfer Certificate.

“Transferee” means a person to which a Lender seeks to transfer all or part of such Lender’s rights, benefits and obligations hereunder.

“True-sale Securitisation” means a securitisation of receivables by a member of the Group that is not an Obligor involving the true sale of receivables.

“28-Day Update” means a public notification by or on behalf of Bidco within the meaning of section 7.1 of the DDPB within a period of 28 days after the Announcement or the Unsolicited Announcement, which states that Bidco:

(a)                                 has decided to make a request for approval of the Offer Document with the AFM within a certain specific period of time; or

(b)                                has decided not to make a request for approval of the Offer Document with the AFM.

“Unconditional Date” means the date on which the Offer is declared or becomes unconditional in all respects.

“Unfunded Pension Liability” means the excess of an Employee Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding the Employee Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unsolicited Announcement” means a public announcement by Bidco within the meaning of Section 5.2 of the DDPB (to the effect that Bidco has announced concrete information on an intended bid without having reached agreement with the Target).

“US Private Placement Programme” means the US$215,000,000 private placement programme with Vedior Finance GmbH as original issuer and Vedior N.V. as original guarantor under which Series A 6.61% guaranteed notes (due 2013) and Series B 6.72% notes (due 2016) were issued.

“Utilisation” means an Advance or a Bank Guarantee.

“Utilisation Date” means the date on which a Utilisation is made.

1.2                                Interpretation

Any reference in this Agreement to:

“affiliate” means, in relation to any person, any corporation which is a subsidiary or a holding company or a subsidiary of any holding company, of such person;

persons “acting in concert” comprise persons who, pursuant to an agreement or understanding (whether formal or informal) actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in a person, to obtain or consolidate control of that person;

the “Agent” or any “Lender” shall be construed so as to include its and any subsequent successors and permitted transferees in accordance with their respective interests;

a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Company and the Agent or, if not so agreed, is in the form specified by the Agent;

an “amount borrowed” includes any amount utilised by way of Bank Guarantee;

“assets” includes present and future properties revenues and rights of every description;

a Borrower providing “cash cover” for a Bank Guarantee means a Borrower paying an amount in the currency of the Bank Guarantee to an account in the name of that Borrower

(to which account interest shall accrue at normal commercial rates offered by the relevant account bank in respect of similar deposits) and the following conditions being met:

(a)                                 the account is with the Agent (if the cash cover is to be provided for all the Lenders) or with a Lender (if the cash cover is to be provided for that Lender);

(b)                                until no amount is or may be outstanding under that Bank Guarantee, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Bank Guarantee; and

(c)                                 the Borrower has executed a security document over that account, in form and substance satisfactory to the Agent or the Lender with which that account is held, creating a first ranking security interest over that account;

“consolidated total assets” shall mean the total fixed and current assets of the Company calculated on a consolidated basis and determined in accordance with the accounting principles and practices used in the preparation of the Original Financial Statements;

“continuing”, in relation to an Event of Default or Potential Event of Default, is one which has not been remedied within the relevant grace period or waived in accordance with the terms hereof;

the “equivalent” on any date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the Agent’s Spot Rate of Exchange on such date for the purchase of the first currency with the second currency;

a “holding company” of a company or corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a subsidiary;

“indebtedness” shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

a “law” shall be construed as any law (including common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, bye-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court;

a “member state” shall be construed as a reference to a member state of the European Union;

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that:

(a)                                 if any such numerically corresponding day is not a Business Day, such period shall end on the immediately succeeding Business Day to occur in that next succeeding calendar month or, if none, it shall end on the immediately preceding Business Day;

(b)                                if there is no numerically corresponding day in that next succeeding calendar month, that period shall end on the last Business Day in that next succeeding calendar month; and

(c)                                 if an interest period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end,

(and references to “months” and “monthly” shall be construed accordingly);

“net sales”, in relation to any member of the Group, shall be calculated on an unconsolidated basis:

(a)                                 by reference to the most recent annual financial statements of such member of the Group published prior to the occurrence of the relevant event; or

(b)                                if no annual financial statements are published by such member of the Group, by reference to information provided by the Company pursuant to Clause 19.4 (Additional Information)

and, in relation to the Group taken as a whole, shall be calculated on a consolidated basis by reference to the most recent audited consolidated financial statements of the Group (or such other financial information delivered to the Agent for the purpose of this calculation);

the “outstanding amount” of a Bank Guarantee at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Bank Guarantee at that time;

a Lender’s “participation” in relation to a Bank Guarantee shall be construed as a reference to the relevant amount that is or may be payable by that Lender in relation to that Bank Guarantee as determined by reference to the face value of such Bank Guarantee;

a Lender funding its “participation in a Utilisation” includes a Lender participating in a Bank Guarantee;

a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

the “relevant interbank market” is a reference to:

(a)                                 in relation to the euro, the European interbank market; or

(b)                                in relation to any other currency, the London interbank market;

the “relevant interbank rate” is a reference to:

(a)                                 in relation to the euro, EURIBOR; or

(b)                                in relation to any other currency, LIBOR;

“repay” (or any derivative form thereof) shall, subject to any contrary indication, be construed to include “prepay” (or, as the case may be, the corresponding derivative form thereof);

a Borrower “repaying” or “prepaying” a Bank Guarantee means:

(a)                                 that Borrower providing cash cover for that Bank Guarantee;

(b)                                the maximum amount payable under the Bank Guarantee being reduced or cancelled in accordance with its terms;

(c)                                 an arrangement being made by which the Issuing Bank releases the other Lenders from their participation in the Bank Guarantee;

(d)                                the Issuing Bank being satisfied that it has no further liability under that Bank Guarantee,

and the amount by which a Bank Guarantee is repaid or prepaid under paragraphs (a), (b), (c) and (d) above is the amount of the relevant cash cover, reduction, cancellation or release;

a “subsidiary” of a company, limited partnership or corporation shall be construed as a reference to any company, limited partnership or corporation:

(a)                                 which is controlled, directly or indirectly, by the first-mentioned company, limited partnership or corporation;

(b)                                more than half the issued share capital or partnership interests, as the case may be, of which is beneficially owned, directly or indirectly, by the first-mentioned company, limited partnership or corporation; or

(c)                                 which is a subsidiary of another subsidiary of the first-mentioned company, limited partnership or corporation and, for these purposes, a company, limited partnership or corporation shall be treated as being “controlled” by another if that other company, limited partnership or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

a “successor” shall be construed so as to include an assignee or successor in title of such party and any person who under the laws of its jurisdiction of incorporation or domicile has assumed the rights and obligations of such party under this Agreement or to which, under such laws, such rights and obligations have been transferred;

“tax” shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“VAT” shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time; and

the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of bankruptcy (faillissement), moratorium (surseance van betaling), judicial composition (gerechtelijk akkoord) liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.3                                Currency Symbols and Definitions

(a)                                 “GBP” and “sterling” denote the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

(b)                                “euro” and “EUR” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in EMU Legislation and “euro unit” means the currency unit of the euro as defined in EMU Legislation.

(c)                                 “dollars” or “USD” denote the lawful currency of the United Sates of America.

(d)                                “Swiss francs” or “CHF” denote the lawful currency of Switzerland.

1.4                                Agreements and Statutes

Any reference in this Agreement to:

(a)                                 this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

(b)                                a statute or treaty shall be construed as a reference to such statute or treaty as the same may have been, or may from time to time be, amended or, in the case of a statute, re-enacted.

1.5                                Headings

Clause and Schedule headings are for ease of reference only.

1.6                                Time

Any reference in this Agreement to a time of day shall, unless a contrary indication appears, be a reference to Amsterdam time.

1.7                                Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

2.                                      THE FACILITIES

2.1                                Grant of the Facilities

The Lenders grant to the Borrowers, upon the terms and subject to the conditions hereof:

(a)                                 a multicurrency term loan facility in an aggregate amount the Base Currency Amount of which is equal to the Total Term Facility Commitments;

(b)                                a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Revolving Facility Commitments; and

(c)                                 a multicurrency term loan bridge facility in an aggregate amount the Base Currency Amount of which is equal to the Total Bridge Facility Commitments.

2.2                                Purpose and Application

(a)                                 Each Borrower may only apply all amounts borrowed by it under the Term Facility towards:

(i)                                     the partial satisfaction of the consideration payable for the Target Shares pursuant to the Offer;

(ii)                                  the payment of Acquisition Costs (other than periodic fees);

(iii)                               the refinancing of the B Prefs; and

(iv)                              the refinancing of certain existing Financial Indebtedness of the Group, including the Existing Facility,

in each case either directly or indirectly by way of on-loan to another member of the Group.

(b)                                Each Borrower may only apply all amounts borrowed by it under the Revolving Facility towards:

(i)                                     the partial satisfaction of the consideration payable for the Target Shares pursuant to the Offer;

(ii)                                  the payment of Acquisition Costs (other than periodic fees);

(iii)                               the refinancing of the B Prefs;

(iv)                              the refinancing of Financial Indebtedness of the Target; and

(v)                                 the general corporate purposes of the Group, including but not limited to working capital and acquisitions,

in each case either directly or indirectly by way of on-loan to another member of the Group.

(c)                                 Each Borrower may only apply all amounts borrowed by it under the Bridge Facility towards:

(i)                                     the partial satisfaction of the consideration payable for the Target Shares pursuant to the Offer;

(ii)                                  the payment of Acquisition Costs (other than periodic fees); and

(iii)                               the refinancing of indebtedness under the Target’s existing US Private Placement Programme,

in each case either directly or indirectly by way of on-loan to another member of the Group.

2.3                                Lenders’ Obligations Several

The obligations of each Lender are several and the failure by a Lender to perform its obligations hereunder shall not affect the obligations of an Obligor towards any other party hereto nor shall any other party be liable for the failure by such Lender to perform its obligations hereunder.

2.4                                Lenders’ Rights Several

The rights of each Lender are several and any debt arising hereunder at any time from an Obligor to any of the other parties hereto shall be a separate and independent debt. Each such party shall be entitled to protect and enforce its individual rights arising out of this Agreement independently of any other party (so that it shall not be necessary for any party hereto to be joined as an additional party in any proceedings for this purpose).

2.5                                Obligors’ Agent

(a)                                 Each Obligor (other than the Company) by its execution of this Agreement or an Accession Memorandum irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)                                     the Company on its behalf to supply all information concerning itself contemplated by the Finance Documents to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Notices of Utilisation), to execute on its behalf any Accession Memorandum, to make any agreements and to effect any amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)                                  each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Notices of Utilisation) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)                                Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail

2.6                                Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

3.                                      CONDITIONS OF UTILISATION

3.1                                Initial conditions precedent

The Lenders will only be obliged to comply with Clause 5.5 (Each Lender’s Participation) in relation to any Utilisation if:

(a)                                 on or before the date of this Agreement, the Agent has received all of the documents and other evidence listed in Part 1 of Schedule 3 (Conditions Precedent);

(b)                                on or before the issue of any Announcement or Unsolicited Announcement, the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 3 (Conditions Precedent); and

(c)                                 on or before (in the case of the Exchange Agent’s Certificate, no later than one Business Day before) the First Utilisation Date, the Agent has received all of the documents and other evidence listed in Part 3 of Schedule 3 (Conditions Precedent), in each case in form and substance satisfactory to the Agent, save that for the purposes of this Clause 3.1:

(i)                                     the Lenders shall only be deemed to have confirmed delivery of the Reports and shall not be deemed to have approved the contents of the Reports as being in form and substance satisfactory to it; and

(ii)                                  the terms of the Offer Document shall be deemed to be in form and substance satisfactory to the Lenders if it is in agreed form in accordance with the definition of “Offer Document”.

The Agent shall notify the Obligors’ Agent and the Lenders promptly upon being so satisfied.

3.2                                Certain Funds Period

Prior to the end of the Certain Funds Period and subject to compliance with Clause 3.1 (Initial conditions precedent), Clause 5 (Utilisation of the Facilities - Advances) (other than paragraphs (e) and (f) of Clause 5.4 (Utilisation Conditions)) and Clause 16 (Illegality), unless a Certain Funds Drawstop Default or a Change of Control has occurred which is continuing, no Finance Party may:

(a)                                 cancel any of its Commitments or exercise any rights of rescission, termination, set-off or counterclaim; or

(b)                                exercise any remedy under Clause 23 (Events of Default) or any other remedy in connection with a Finance Document; or

(c)                                 invoke any right or discretion for which provision is made in this Agreement requiring any prepayment or repayment of any Advance; or

(d)                                refuse to make available any Advance for the purposes set out in sub-paragraphs (a)(i), (a)(ii), (b)(i), (b)(ii), (c)(i) and (c)(ii) of Clause 2.2 (Purpose and Application).

Immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

4.                                      ADDITIONAL OBLIGORS

4.1                                Request for Additional Borrower

Subject to paragraphs (c) and (d) of Clause 19.10 (“Know Your Customer” checks), the Company may request that any of its subsidiaries incorporated in or established under the laws of any of the countries listed in Schedule 10 (Transfer Jurisdictions) becomes a Borrower by delivering to the Agent an Accession Memorandum (substantially in the form set out in Schedule 6 (Form of Accession Memorandum)) requesting that such subsidiary becomes a Borrower hereunder duly executed by the Company and such subsidiary, together with the documents and other evidence listed in Schedule 4 (Additional Conditions Precedent) in relation to such subsidiary.

4.2                                Borrower Conditions Precedent

A company, in respect of which the Company has delivered an Accession Memorandum to the Agent, shall become a Borrower and assume all the rights, benefits and obligations of a Borrower on the date on which the Agent notifies the Company that (i) the Instructing Group has approved such company as a Borrower (such approval not to be unreasonably withheld or delayed) and (ii) the Agent has received, in form and substance satisfactory to it, all documents and other evidence listed in Schedule 4 (Additional Conditions Precedent), provided that on such date no Default is continuing or would occur as a result of such subsidiary becoming a Borrower and the relevant subsidiary is (or becomes) a Guarantor prior to becoming a Borrower.

4.3                                Request for Additional Guarantor

Subject to paragraphs (c) and (d) of Clause 19.10 (“Know Your Customer” checks), the Company may request that any of its subsidiaries become a Guarantor by delivering to the Agent an Accession Memorandum (substantially in the form set out in Schedule 6 (Form of Accession Memorandum)) requesting that such subsidiary becomes a Guarantor hereunder duly executed by the Company and such subsidiary, together with the documents and other evidence listed in Schedule 4 (Additional Conditions Precedent) in relation to such subsidiary.

4.4                                Guarantor Conditions Precedent

A company, in respect of which the Company has delivered an Accession Memorandum to the Agent, shall become a Guarantor and assume all the rights, benefits and obligations of a Guarantor on the date on which the Agent notifies the Company that (i) the Instructing Group has approved such company as a Guarantor (such approval not to be unreasonably withheld or delayed) and (ii) the Agent has received, in form and substance satisfactory to it, all documents and other evidence listed in Schedule 4 (Additional Conditions Precedent), provided that on such date no Default is continuing or would occur as a result of such subsidiary becoming a Guarantor.

4.5                                Resignation of an Obligor

If at any time an Obligor (other than the Company) is under no actual or contingent obligation under or pursuant to any Finance Document, the Company may request that such Obligor shall cease to be an Obligor by delivering to the Agent a Resignation Notice. Such notice shall be accepted by the Agent on the date on which it notifies the Company that (i) the Instructing Group has approved the resignation of such company as an Obligor (such approval not to be unreasonably withheld or delayed) and (ii) it is satisfied that such Obligor is under no actual or contingent obligation under or pursuant to any Finance Document. Thereupon such Obligor shall immediately cease to be an Obligor and shall have no further rights, benefits or obligations hereunder save for those which arose prior to such date.

5.                                      UTILISATION OF THE FACILITIES - ADVANCES

5.1                                Delivery of Notice of Utilisation

A Borrower may from time to time request the making of an Advance by delivering, not earlier than 10 Business Days and not later than 11.00 a.m. on the third Business Day before the proposed date for the making of such Advance, a completed Notice of Utilisation to the Agent countersigned by an authorised signatory of the Company.

5.2                                Drawdown Details

Each Notice of Utilisation delivered to the Agent pursuant to Clause 5.1 (Delivery of Notice of Utilisation) will not be regarded as having been duly completed unless:

(a)                                 it identifies the Facility to be utilised;

(b)                                it specifies the proposed date for the making of the Advance requested, which shall be a Business Day falling within the Availability Period applicable to that Facility;

(c)                                 it specifies the currency of denomination of the Advance requested, which shall be euro or an Optional Currency, provided that, if a Borrower selects an Optional Currency, such Borrower may also select euro to apply if its first selection becomes ineffective pursuant to Clause  5.3 (Conditions for Utilisation in an Optional Currency);

(d)                                the proposed Interest Period complies with Clause 9 (Interest Periods);

(e)                                 the amount of the Advance requested is (a) (if less than the Available Facility) if the Advance is to be denominated in euro, an amount of at least EUR 10,000,000 (in integral multiples of EUR 1,000,000) or, if the Advance is to be denominated in an

Optional Currency, the equivalent in that Optional Currency of EUR 10,000,000 (in integral multiples of the equivalent in that Optional Currency of EUR 1,000,000) or (b) equal to the amount of the Available Facility;

(f)                                   it identifies the account to which the proceeds of the proposed Advance are to be paid (which shall be the Exchange Agent Account where the proceeds of such Advance are to be applied in satisfaction of the consideration for the Target Shares); and

(g)                                in the case of a Revolving Advance, it identifies the purpose for which the Advance is requested (with no two Advances being requested in a single Notice of Utilisation where such Advances are being requested for different purposes).

5.3                                Conditions for Utilisation in an Optional Currency

(a)                                 A Borrower (or the Obligors’ Agent on its behalf) shall select the currency of an Advance:

(i)                                     (in the case of an initial Advance) in a Notice of Utilisation; and

(ii)                                  (afterwards, in relation to an Advance made to it) in a Selection Notice.

If a Borrower (or the Obligors’ Agent on its behalf) fails to issue a Selection Notice in relation to an Advance, the Advance will remain denominated for its next Interest Period in the same currency in which it is then outstanding.

If a Borrower (or the Obligors’ Agent) issues a Selection Notice requesting a change of currency and the first day of the requested Interest Period is not a Business Day for the new currency, the Agent shall promptly notify the Borrower and the Lenders and the Advance will remain in the existing currency (with Interest Periods running from one Business Day until the next Business Day) until the next day which is a Business Day for both currencies, on which day the requested Interest Period will begin.

(b)                                If a Borrower requests that an Advance be denominated in an Optional Currency other than Swiss francs, sterling or dollars and:

(i)                                     no later than one hour after the time at which the rate is to be determined on the Quotation Date for such Advance, the Agent notifies the Company and the Lenders that:

(1)                                 the Agent is of the opinion that it is not feasible for such Advance to be denominated in such Optional Currency;

(2)                                 a Lender has notified the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(3)                                 a Lender has notified the Agent that compliance with its obligation to participate in such Advance in the proposed Optional Currency would contravene a law or regulation applicable to it; or

(ii)                                  to give effect to such request would cause Advances under the Facilities to be denominated in more than three currencies,

then, unless the Company and the Lenders otherwise agree, such Advance (or in the case of sub-paragraphs (b)(i)(2) or (b)(i)(3) above, such relevant portion of an Advance) shall be made in euro in an amount equal to the Base Currency Amount of the amount requested to, but may not by virtue of this paragraph (b), be advanced in such Optional Currency.

5.4                                Utilisation Conditions

If a Borrower requests an Advance in accordance with the preceding provisions of this Clause 5 and, on the proposed date for the making of such Advance:

(a)                                 where such Advance is a Revolving Facility Advance, the Term Facility has been or will simultaneously be utilised in full;

(b)                                where such Advance is a Bridge Facility Advance, the Term Facility has been or will simultaneously be utilised in full;

(c)                                 the Unconditional Date has occurred;

(d)                                the Original Euro Amount of such Advance does not exceed the relevant Available Facility;

(e)                                 there would not, immediately after the making of such Advance, be more than 10 Term Facility Advances, 10 Revolving Facility Advances and 5 Bridge Facility Advances outstanding (no Advance made by a single Lender under sub-paragraphs (b)(i)(2) and (b)(i)(3) of 5.3 (Conditions for Utilisation in an Optional Currency) shall be taken into account when calculating the number of Advances);

(f)                                   on and as of the proposed date for the making of such Advance (i) no Event of Default or (save in relation to a Rollover Advance) Potential Event of Default is continuing or would occur as a result of the making of such Advance (ii) the Repeated Representations are true in all material respects, and (iii) no event mentioned in Clause 13.5 (Change of Control) has occurred, and

(g)                                (save in relation to a Rollover Advance) the Agent has not received notice in writing from the Company that the financial covenants set out in Clause 20 (Financial Condition) will not be complied with at the end of the Relevant Period next ending after the proposed Utilisation Date for such Advance, then save as otherwise provided herein, such Advance will be made in accordance with this Agreement.

5.5                                Each Lender’s Participation

If the conditions set out in this Agreement have been met, each Lender will participate through its Facility Office in each Advance made pursuant to this Clause 5 (Utilisation Of the Facilities - Advances) in the proportion borne by its Available Commitment to the Available Facility immediately prior to the making of that Advance.

5.6                                Reduction of Available Commitment

If a Lender’s Commitment is reduced in accordance with the terms hereof after the Agent has received the Notice of Utilisation for an Advance and such reduction was not taken into account in the Available Facility, then both the Original Euro Amount and the amount of that Advance shall be reduced accordingly.

5.7                                Cancellation of Commitment

(a)                                 The Term Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Term Facility.

(b)                                The Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Revolving Facility.

(c)                                 The Bridge Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Bridge Facility.

5.8                                Change of currency

(a)                                 If an Advance is to be denominated in different currencies during two successive Interest Periods:

(i)                                     if the currency for the second Interest Period is an Optional Currency, the amount of the Advance in that Optional Currency will be calculated by the Agent as the amount of that Optional Currency equal to the Base Currency Amount of the Advance at the Agent’s Spot Rate of Exchange on the last day of the first Interest Period;

(ii)                                  if the currency for the second Interest Period is euro, the amount of the Advance will be equal to the Base Currency Amount;

(iii)                               (unless the Agent (acting on the instructions of the Instructing Group) and the Borrower agree otherwise in accordance with paragraph (b) below) the Borrower that has borrowed the Advance shall repay it on the last day of the first Interest Period in the currency in which it was denominated for that Interest Period; and

(iv)                              (subject to Clause 5.4 (Utilisation Conditions)) the Lenders shall re-advance the Advance in the new currency in accordance with Clause 5.10 (Agent’s calculations).

(b)                                If the Agent (acting on the instructions of the Instructing Group) and the Borrower that has borrowed the Advance agree, the Agent shall:

(i)                                     apply the amount paid to it by the Lenders pursuant to sub-paragraph (a)(iv) above (or so much of that amount as is necessary) in or towards purchase of an amount in the currency in which the Advance is outstanding for the first Interest Period; and

(ii)                                  use the amount it purchases in or towards satisfaction of the relevant Borrower’s obligations under sub-paragraph (a)(iii) above.

(c)                                 If the amount purchased by the Agent pursuant to sub-paragraph (b)(i) above is less than the amount required to be repaid by the relevant Borrower, the Agent shall promptly notify that Borrower and that Borrower shall, on the last day of the first Interest Period, pay an amount to the Agent (in the currency of the outstanding Advance for the first Interest Period) equal to the difference.

(d)                                If any part of the amount paid to the Agent by the Lenders pursuant to sub-paragraph (a)(iv) above is not needed to purchase the amount required to be repaid by the relevant Borrower, the Agent shall promptly notify that Borrower and pay that Borrower, on the last day of the first Interest Period that part of that amount (in the new currency).

(e)                                 In the case of a proposed change of currency under this Clause 5.8 if, on the first day of an Interest Period, no Default is continuing or would result from the change of currency and the Repeated Representations to be made by each Obligor are true in all material respects.

5.9                                Same Optional Currency during successive Interest Periods

(a)                                 If an Advance is to be denominated in the same Optional Currency during two successive Interest Periods, the Agent shall calculate the amount of the Advance in the Optional Currency for the second of those Interest Periods (by calculating the amount of Optional Currency equal to the Base Currency Amount of that Advance at the Agent’s Spot Rate of Exchange on the last day of the first of those Interest Periods) and (subject to paragraph (b) below):

(i)                                     if the amount calculated is less than the existing amount of that Advance in the Optional Currency during the first Interest Period, promptly notify the Borrower that has borrowed that Advance and that Borrower shall pay, on the last day of the first Interest Period, an amount equal to the difference; or

(ii)                                  if the amount calculated is more than the existing amount of that Advance in the Optional Currency during the first Interest Period, promptly notify each Lender and, if no Default is continuing, each Lender shall, on the last day of the first Interest Period, pay its participation in an amount equal to the difference.

(b)                                If the calculation made by the Agent pursuant to paragraph (a) above shows that the amount of the Advance in the Optional Currency for the second of those Interest Periods converted into euro at the Agent’s Spot Rate of Exchange on the last day of the first of those Interest Periods has increased or decreased by less than five per cent. compared to its Base Currency Amount (taking into account any payments made pursuant to paragraph (a) above), no notification shall be made by the Agent and no payment shall be required under paragraph (a) above.

5.10                          Agent’s calculations

(a)                                 All calculations made by the Agent pursuant to Clauses 5.8 (Change of currency)  and 5.9 (Same Optional Currency during successive Interest Periods) will take into account any repayment, prepayment, consolidation or division of Advances to be made on the last day of the first Interest Period.

(b)                                Each Lender’s participation in an Advance will, subject to paragraph (a) above, be determined in accordance with Clause 5.5 (Each Lender’s Participation).

6.                                      UTILISATION OF THE REVOLVING FACILITY - BANK GUARANTEES

6.1                                Delivery of Notice of Utilisation

A Borrower may from time to time request the issuance of a Bank Guarantee by delivering, not earlier than 10 Business Days and not later than 11.00 a.m. on the third Business Day before the proposed date for the issuance of such Bank Guarantee, a completed Notice of Utilisation to the Agent countersigned by an authorised signatory of the Company.

6.2                               Drawdown Details

Each Notice of Utilisation delivered to the Agent pursuant to Clause 6.1 (Delivery of Notice of Utilisation) will not be regarded as having been duly completed unless:

(a)                                 it specifies that it is for a Bank Guarantee;

(b)                                it identifies the beneficiary and purpose of the Bank Guarantee (and such beneficiary must have been approved by all Lenders provided that if such beneficiary is the government of an OECD Jurisdiction or an agency of such a government or any other person controlled by such a government or agency then such government, agency or person shall be deemed to be approved for the purposes of this Agreement);

(c)                                 it identifies the Issuing Bank which has agreed to issue the Bank Guarantee;

(d)                                it identifies the member of the Group whose obligations are to be covered by the Bank Guarantee;

(e)                                 it attaches to it the form of the Bank Guarantee and such form of Bank Guarantee is in form and substance satisfactory to the Agent, provided that if such form is required by (or regularly used by) a beneficiary as described in the proviso to paragraph (b) above, then such form shall be deemed to be approved for the purposes of this Agreement;

(f)                                   it specifies the proposed date for the issuing of the Bank Guarantee requested, which shall be a Business Day falling one month or more before the Final Maturity Date;

(g)                                it specifies the amount and currency of denomination of the Bank Guarantee requested (and such amount and currency shall comply with Clause 6.3 (Currency and Amount));

(h)                                it specifies the proposed Expiry Date of the Bank Guarantee (and such proposed Expiry Date falls on or before the Final Maturity Date); and

(i)                                    the delivery instructions for the Bank Guarantee are specified.

6.3                                Currency and Amount

(a)                                 The amount specified in a Notice of Utilisation for a Bank Guarantee must be euro or an Optional Currency.

(b)                                If a Borrower requests that a Bank Guarantee be denominated in an Optional Currency other than Swiss francs, sterling or dollars and no later than 12 noon on the day which is two Business Days prior to the date of issue of such Bank Guarantee the Agent notifies the Company and the Lenders that the Agent is of the opinion that it is not feasible for such Bank Guarantee to be denominated in such Optional Currency, then, unless the Company and the Lenders otherwise agree, such Bank Guarantee shall be made in euro in an amount equal to the Original Euro Amount relating to such Notice of Utilisation.

6.4                                Utilisation Conditions

If a Borrower requests a Bank Guarantee in accordance with the preceding provisions of this Clause 6 (Utilisation of the Revolving Facility — Bank Guarantees) and, on the proposed date for the issuance of such Bank Guarantee:

(a)                                 neither of the events mentioned in sub-paragraphs (a)(i) and (a)(ii) of Clause 10.1 (Market Disruption) shall have occurred;

(b)                                the Original Euro Amount of such Bank Guarantee does not exceed the Available Facility;

(c)                                 there would not, immediately after the issuance of such Bank Guarantee, be more than 15 Bank Guarantees outstanding;

(d)                                on and as of the proposed date for the issuance of such Bank Guarantee (i) no Event of Default or Potential Event of Default is continuing or would occur as a result of the issuance of such Bank Guarantee (ii) the Repeated Representations are true in all material respects, and (iii) no event mentioned in Clause 13.5 (Change of Control) has occurred, and

(e)                                 the Agent has not received notice in writing from the Company that the financial covenants set out in Clause 20 (Financial Condition) will not be complied with at the end of the Relevant Period next ending after the proposed Utilisation Date for such Bank Guarantee, then save as otherwise provided herein, such Bank Guarantee will be issued in accordance with this Agreement.

6.5                                Each Lender’s Participation

(a)                                 The amount of each Lender’s participation in each Bank Guarantee will be equal to its Bank Guarantee Proportion.

(b)                                The Agent shall determine the Original Euro Amount of each Bank Guarantee which is to be issued in an Optional Currency and shall promptly notify the Issuing Bank and each Lender of the details of the requested Bank Guarantee and its participation in that Bank Guarantee.

6.6                                Reduction of Available Commitment

If a Lender’s Commitment is reduced in accordance with the terms hereof after the Agent has received the Notice of Utilisation for a Bank Guarantee and such reduction was not taken into account in the Available Facility, then both the Original Euro Amount and the amount of that Bank Guarantee shall be reduced accordingly.

6.7                                Renewal of a Bank Guarantee

(a)                                 A Borrower (or the Company on its behalf) may request that any Bank Guarantee issued on behalf of that Borrower be renewed by delivery to the Agent of a Renewal Request in substantially similar form to a Notice of Utilisation for a Bank Guarantee by not later than 12 noon on the day which is two Business Days prior to the date of renewal of such Bank Guarantee.

(b)                                The Finance Parties shall treat any Renewal Request in the same way as a Notice of Utilisation for a Bank Guarantee except that the condition set out in paragraph (e) of Clause 6.2 (Drawdown Details) shall not apply.

(c)                                 The terms of each renewed Bank Guarantee shall be the same as those of the relevant Bank Guarantee immediately prior to its renewal, except that:

(i)                                     its amount may be less than the amount of the Bank Guarantee immediately prior to its renewal; and

(ii)                                  its Term shall start on the date which was the Expiry Date of the Bank Guarantee immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)                                If the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Bank Guarantee pursuant to a Renewal Request.

6.8                                Revaluation of Bank Guarantees

(a)                                 If any Bank Guarantees are denominated in an Optional Currency, the Agent shall at six monthly intervals after the date of the Bank Guarantee recalculate the Base

Currency Amount of each Bank Guarantee by notionally converting into euro the outstanding amount of that Bank Guarantee on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)                                A Borrower shall, if requested by the Agent within 10 days of any calculation under paragraph (a) above, ensure that within three Business Days sufficient Utilisations are prepaid to prevent the Base Currency Amount of the Utilisations exceeding the Total Commitments following any adjustment to a Euro Amount under paragraph (a) above.

7.                                      BANK GUARANTEES

7.1                                Immediately payable

If a Bank Guarantee or any amount outstanding under a Bank Guarantee is expressed to be immediately payable, the Borrower that requested (or on behalf of which the Company requested) the issue of that Bank Guarantee shall repay or prepay that amount immediately.

7.2                                Claims under a Bank Guarantee

(a)                                 Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Bank Guarantee requested by it (or requested by the Company on its behalf) and which appears on its face to be in order (in this Clause 7, a “claim”).

(b)                                Each Borrower shall immediately on demand pay to the Agent for the Issuing Bank an amount equal to the amount of any claim.

(c)                                 Each Borrower acknowledges that the Issuing Bank:

(i)                                     is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)                                  deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)                                The obligations of a Borrower under this Clause 7 will not be affected by:

(i)                                     the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)                                  any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.3                               Indemnities

(a)                                 Each Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Bank Guarantee requested by (or on behalf of) that Borrower.

(b)                                Each Lender shall (according to its Bank Guarantee Proportion) immediately on demand indemnify the Issuing Bank against:

(i)                                     any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Bank Guarantee (unless the Issuing

Bank has been reimbursed by an Obligor pursuant to a Finance Document); and

(ii)                                  the failure by a Borrower to provide cash cover as required pursuant to this Agreement.

(c)                                 If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) above and shall instead be deemed to have taken, on the date the Bank Guarantee is issued (or if later, on the date the Lender’s participation in the Bank Guarantee is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Bank Guarantee in an amount equal to its Bank Guarantee Proportion of that Bank Guarantee. On receipt of demand from the Agent, that Lender shall pay to the Agent (for the account of the Issuing Bank) an amount equal to its Bank Guarantee Proportion of the amount demanded under paragraph (b) above.

(d)                                The Borrower which requested (or on behalf of which the Company requested) a Bank Guarantee shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.3 in respect of that Bank Guarantee.

(e)                                 The obligations of each Lender under this Clause 7.3 are continuing obligations and will extend to the ultimate balance of sums payable by that Lender in respect of any Bank Guarantee, regardless of any intermediate payment or discharge in whole or in part.

(f)                                   The obligations of any Lender or Borrower under this Clause 7.3 will not be affected by any act, omission, matter or thing which, but for this Clause 7.3 (f), would reduce, release or prejudice any of its obligations under this Clause 7.3 (without limitation and whether or not known to it or any other person) including:

(i)                                     any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Bank Guarantee or any other person;

(ii)                                  the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)                               the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Bank Guarantee or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)                              any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Bank Guarantee or any other person;

(v)                                 any amendment (however fundamental) or replacement of a Finance Document, any Bank Guarantee or any other document or security (except to the extent such amendment relates to the obligations of the relevant Lender or Borrower under this Clause and was made with the consent of the Issuing Bank);

(vi)                              any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Bank Guarantee or any other document or security;

(vii)                           any unenforceability, illegality or invalidity of any obligation under any Finance Document, any Bank Guarantee or any other document;

(viii)                        any change in the condition (financial or otherwise) of any Obligor;

(ix)                                the occurrence or continuance of a Default, or the termination of the Commitments or any Bank Guarantee; or

(x)                                   any insolvency or similar proceedings.

7.4                                Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

7.5                                Role of the Issuing Bank

(a)                                 Nothing in this Agreement constitutes the Issuing Bank as a trustee or fiduciary of any other person.

(b)                                The Issuing Bank shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

(c)                                 The Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

(d)                                The Issuing Bank may rely on:

(i)                                     any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                                  any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(e)                                 The Issuing Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts, and no Obligor shall be liable for the costs thereof except as expressly provided for in this Agreement.

(f)                                   The Issuing Bank may act in relation to the Finance Documents through its personnel and agents.

(i)                                    The Issuing Bank is not responsible for:

(ii)                                  the adequacy, accuracy and/or completeness of any information (whether oral or written) provided by the Agent, any party to this Agreement (including itself), or any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(iii)                               the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

7.6                                Exclusion of liability

(a)                                 Without limiting paragraph (b) below, the Issuing Bank will not be liable for any action taken by it under or in connection with any Finance Document, unless caused by its gross negligence or wilful misconduct.

(b)                                No party to this Agreement (other than the Issuing Bank) may take any proceedings against any officer, employee or agent of the Issuing Bank in respect of any claim it might have against the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document.

7.7                                Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document.

8.                                      PAYMENT AND CALCULATION OF INTEREST

8.1                                Calculation of Interest

(a)                                 The rate of interest applicable to an Advance from time to time during its Interest Period shall be the rate per annum which is the sum of:

(i)                                     the Margin;

(ii)                                  the Mandatory Costs; and

(b)                                the relevant interbank rate set out below:

(i)                                     in relation to an Advance denominated in euro, EURIBOR; or

(ii)                                  in relation to an Advance denominated in any other currency, LIBOR.

8.2                                Payment of interest

The Borrower to which an Advance has been made shall pay accrued interest on that Advance on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

8.3                               Default interest

(a)                                 If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of:

(i)                                     the relevant interbank rate (EURIBOR or LIBOR, as the case may be); and

(ii)                                  0.2 per cent. per annum above the percentage rate referred to in respect of each Facility in paragraph (d) of the definition of Margin,

as if the Unpaid Sum had, during the period of non-payment, constituted an Advance in the currency of the overdue amount for successive Interest Periods

(determined in accordance with paragraph (b) below).  Any interest accruing under this Clause shall be immediately payable by the Obligor on demand by the Agent (acting on the instructions of the Instructing Group).

(b)                                The Interest Periods applicable to such Unpaid Sums shall be determined as follows:

(i)                                     if any Unpaid Sum consists of all or part of an Advance which became due on a day which was not the last day of an Interest Period relating to that Advance, the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Advance; and

(ii)                                  all other Interest Periods shall be of a duration selected by the Agent (acting reasonably and acting on the instructions of the Instructing Group).

(c)                                 Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4                                Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower (or the Obligors’ Agent) of the determination of a rate of interest under this Agreement.

9.                                      INTEREST PERIODS

9.1                                Selection of Interest Periods and Terms

(a)                                 A Borrower (or the Obligors’ Agent on behalf of a Borrower) may select an Interest Period for an Advance in the Utilisation Request for that Advance or (if the Advance is a Term Facility Advance or a Bridge Facility Advance and has already been borrowed) in a Selection Notice.

(b)                                Each Selection Notice for a Term Facility Advance or a Bridge Facility Advance is irrevocable and must be delivered to the Agent by the Borrower (or the Obligors’ Agent on behalf of the Borrower) to which that Advance was made not earlier than 10 Business Days and not later than 11.00 a.m. on the third Business Day before the last day of the Interest Period for the relevant Advance.

(c)                                 If a Borrower (or the Obligors’ Agent) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 9.2 (Changes to Interest Periods), be one month.

(d)                                Subject to this Clause, a Borrower (or the Obligors’ Agent) may select an Interest Period of one, two, three or six months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders).  In addition a Borrower (or the Obligors’ Agent on its behalf) may select an Interest Period of (in relation to the Term Facility) a period of less than one month if necessary to ensure that there are sufficient Term Facility Advances (with an aggregate euro amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Term Facility Repayment Date for the Borrowers to make the Repayment Instalment due on that date.

(e)                                 An Interest Period for an Advance shall not extend beyond the Final Maturity Date applicable to the relevant Facility.

(f)                                   Each Interest Period for a Term Facility Advance and a Bridge Facility Advance shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)                                A Revolving Facility Advance has one Interest Period only.

(h)                                Prior to the Syndication Date, Interest Periods shall be one month or such other period as the Agent (acting on the instructions of the Instructing Group) and the Obligors’ Agent may agree and any Interest Period which would otherwise end during the month preceding or extend beyond the Syndication Date shall end on the Syndication Date.

9.2                                Changes to Interest Periods

(a)                                 Prior to determining the interest rate for a Term Facility Advance, the Agent may shorten an Interest Period for any Term Facility Advance to ensure there are sufficient Term Facility Advances (with an aggregate euro amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Term Facility Repayment Date for the Borrowers to make the relevant Repayment Instalment due on that date.

(b)                                If the Agent makes any of the changes to an Interest Period referred to in this Clause 9.2, it shall promptly notify the Obligors’ Agent and the Lenders.

9.3                                Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.4                                Consolidation and division of Term Facility Advances and Bridge Facility Advances

(a)                                 Subject to paragraph (b) below, if two or more Interest Periods:

(i)                                     relate to Term Facility Advances or Bridge Facility Advances in the same currency;

(ii)                                  end on the same date; and

(iii)                               are made to the same Borrower,

those Term Facility Advances or Bridge Facility Advances will, unless that Borrower (or the Obligors’ Agent on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Term Facility Advance or Bridge Facility Advance on the last day of the Interest Period.

(b)                                Subject to paragraph (e) of Clause 5.2 (Drawdown Details), if a Borrower (or the Obligors’ Agent on its behalf) requests in a Selection Notice that a Term Facility Advance or a Bridge Facility Advance be divided into two or more Term Facility Advances or Bridge Facility Advances, that Term Facility Advance or Bridge Facility Advance will, on the last day of its Interest Period, be so divided with the euro amounts specified in that Selection Notice, having an aggregate euro amount equal to the euro amount of the Term Facility Advance or Bridge Facility Advance immediately before its division.  A Borrower (or the Obligors’ Agent) may not request that a Term Facility Advance or Bridge Facility Advance be divided if, as a result of the proposed division, 11 or more Term Facility Advances or six more Bridge Facilities Advances would be outstanding.

10.                                MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

10.1                          Market Disruption

(a)                                 If, in relation to any Advance:

(i)                                     the relevant interbank rate is to be determined by reference to Reference Banks and at or about the time at which the rate is to be set on the Quotation Date for the relevant Interest Period none or only one of the Reference Banks supplies a rate for the purpose of determining the relevant interbank rate for the relevant Interest Period; or

(ii)                                  before the close of business in the relevant interbank market on the Quotation Date for such Advance the Agent has been notified by a Lender or each of a group of Lenders to whom in aggregate fifty per cent. or more of such Advance if made would be owed that the relevant interbank rate does not accurately reflect the cost of funding its participation in such Advance,

(each a “Market Disruption Event”) then, the Agent shall notify the other parties hereto of such event and, notwithstanding anything to the contrary in this Agreement, Clause 10.2 (Substitute Interest Rate) shall apply to such Advance.

10.2                          Substitute Interest Rate

If a Market Disruption Event occurs in relation to an Advance for any Interest Period, then the rate of interest applicable to each Lender’s share in that Advance during the relevant Interest Period shall (subject to any agreement reached pursuant to Clause 10.3 (Alternative Rate)) be the rate per annum which is the sum of:

(a)                                 the Margin;

(b)                                the Mandatory Costs for such Interest Period; and

(c)                                 the rate notified to the Agent by such Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in such Advance from whatever source it may reasonably select.

10.3                          Alternative Rate

If (a) a Market Disruption Event occurs in relation to an Advance or (b) by reason of circumstances affecting the European interbank market during any period of three consecutive Business Days EURIBOR is not available for euro to prime banks in the European interbank market, then if the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis (i) for determining the rates of interest from time to time applicable to the Advances and/or (ii) upon which the Advances may be maintained thereafter and any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on each party hereto, provided that the Agent may not agree any such substitute basis without the prior consent of each Lender.

10.4                          Break Costs

(a)                                 Each Borrower shall, within three Business Days of demand by the Agent (following a request by the relevant Finance Party), pay to the Agent (for the account of the relevant Finance Party) the Break Costs due to such Finance Party attributable to all or any part of an Advance or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Advance or Unpaid Sum.

(b)                                Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.                                NOTIFICATION

11.1                          Advances and Interest Period

Not less than three Business Days before an Advance is to be made the Agent shall notify each Lender of the proposed Euro Amount of the relevant Advance, its proposed Interest Period, whether or not such Advance is to be denominated in an Optional Currency (and, if so, the amount of such Advance in the relevant Optional Currency) and the aggregate principal amount of the relevant Advance allocated to such Lender pursuant to Clause 6.5 (Each Lender’s Participation).

11.2                          Interest Rate Determination

The Agent shall promptly notify the relevant Borrower and the Lenders of each determination of the relevant interbank rate and the Mandatory Costs.

11.3                          Changes to Currency, Interest Period or Interest Rates

The Agent shall promptly notify the Borrowers and the Lenders of any change (a) to the proposed currency of an Advance occasioned by the operation of Clause 5.3 (Conditions for Utilisation in an Optional Currency) or (b) in interest rate or Interest Period occasioned by the operation of Clause 10 (Market Disruption and Alternative Interest Rates).

12.                                REPAYMENT

12.1                          Repayment of Term Facility Advances

(a)                                 The Borrower(s) under the Term Facility shall repay the aggregate Term Facility Advances in instalments by repaying on each Term Facility Repayment Date an amount which reduces the Base Currency Amount of the outstanding aggregate Term Facility Advances by an amount equal to the relevant percentage of all the Term Facility Advances borrowed by the Borrowers as at the close of business in Amsterdam on the last day of the Availability Period in relation to the Term Facility as set out in the table below:

Term Facility Repayment Date	Repayment Instalment

The date falling:

18 months after the First Utilisation Date	12.5%

24 months after the First Utilisation Date	12.5%

30 months after the First Utilisation Date	12.5%

36 months after the First Utilisation Date	12.5%

42 months after the First Utilisation Date	12.5%

48 months after the First Utilisation Date	12.5%

54 months after the First Utilisation Date	12.5%

60 months after the First Utilisation Date	12.5%

(b)                                The Borrowers may not reborrow any part of a Term Facility which is repaid.

12.2                          Repayment of Revolving Facility Advances

Each Borrower which has drawn a Revolving Facility Advance shall repay that Advance on the last day of its Interest Period.

12.3                          Repayment of Bridge Facility Advances

(a)                                 The Borrower(s) under the Bridge Facility shall repay the aggregate Bridge Facility Advances in full on the Final Maturity Date applicable to the Bridge Facility.

(b)                                The Borrower(s) may not reborrow any part of the Bridge Facility which is repaid.

13.                                CANCELLATION AND PREPAYMENT

13.1                          Cancellation

(a)                                 Without prejudice to Clause 38.5 (Non-consenting Lenders) and Clause 38.6 (Non-funding Lenders), the Obligors’ Agent may, by giving to the Agent not less than five Business Days’ prior notice to that effect, cancel the whole or any part (being a minimum amount of EUR 10,000,000 and an integral multiple of EUR 1,000,000) of any Available Facility. Any such cancellation shall reduce the Available Commitment and Commitment of each Lender rateably in relation to that Facility. No amount cancelled under this Agreement may be subsequently reinstated.

(b)                                If the Obligors’ Agent cancels the whole or any part of the Term Facility Commitments in accordance with paragraph (a) above, then the Repayment Instalments for the Term Facility shall be reduced by the amount cancelled as the relevant Borrower shall direct.

13.2                          Prepayment

(a)                                 Without prejudice to Clause 38.5 (Non-consenting Lenders) and Clause 38.6 (Non-funding Lenders), any Borrower which has drawn an Advance may, by giving to the Agent not less than five Business Days’ prior notice to that effect and subject to Clause 10.4 (Break Costs), prepay the whole or any part of an Advance (being an amount such that such Advance will be reduced by a minimum amount of EUR 10,000,000 and an integral multiple of EUR 1,000,000 (if such Advance is denominated in euro) or, if such Advance is denominated in any other Optional Currency an equivalent amount in that Optional Currency) or pay such amount to a Prepayment Account.

(b)                                Where a Term Facility Advance is prepaid in part in accordance with paragraph (a) above, the amount prepaid shall be applied against such Repayment Instalments as the relevant Borrower shall direct.  A Term Facility Advance may only be prepaid after the last day of the Availability Period for the Term Facility (or, if earlier, the day on which the applicable Available Facility is zero).

13.3                         Effect of cancellation and prepayment on scheduled repayments and reductions

(a)                                 If the Obligors’ Agent cancels the whole or any part of the Term Facility Commitments in accordance with Clause 13.7 (Cancellation of a Lender’s Commitment) or if the Term Facility Commitments of any Lender is reduced under Clause 16 (Illegality) then the amount of the Repayment Instalment for each Term Facility Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled.

(b)                                If any of the Term Facility Advances are prepaid in accordance with Clause 13.7 (Cancellation of a Lender’s Commitment) or Clause 16 (Illegality), then the amount of the Repayment Instalment for each Term Facility Repayment Date falling after that prepayment will reduce pro rata by the amount prepaid.

(c)                                 If any of the Term Facility Advances are prepaid in accordance with Clause 13.9 (Application Of Disposal Proceeds) or Clause 13.10 (Debt capital markets transactions), then the amount of the Repayment Instalment for each Term Facility Repayment Date falling after that prepayment will reduce pro rata by the amount prepaid.

13.4                          Prepayment of Bank Guarantees

Without prejudice to Clause 38.5 (Non-consenting Lenders), a Borrower in relation to which a Bank Guarantee has been issued may, if it or the Obligors’ Agent gives the Agent not less than five Business Days’ (or such shorter period as the Instructing Group may agree) prior notice, prepay the whole or any part of that Bank Guarantee (but, if in part, being an amount that reduces the Original Euro Amount of that Utilisation by a minimum amount of EUR 500,000 and an integral multiple of EUR 100,000).

13.5                          Change of control

(a)                                 Upon the occurrence of a Change of Control:

(i)                                     the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)                                  if the Instructing Group so requires, the Agent shall, by not less than 10 days notice to the Company, cancel the Facilities and declare all outstanding Advances, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facilities will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)                                For the purpose of paragraph (a) above and the definition of “Change of Control” “control” means in relation to the Company:

(i)                                     the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(1)                                 cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Company ; or

(2)                                 appoint or remove all, or the majority, of:

(aa)                           the directors or other equivalent officers of the Company; or

(bb)                         the members of the supervisory board and other equivalent officers of the Company; or

(ii)                                  the holding of more than one-half of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

(c)                                 For the purpose of this Clause 13.5, there will not be deemed any change of control in relation to the Company, if the Reference Shareholders obtain or maintain control

(in any of the ways defined in paragraph (b) above) at any time prior to the expiry of 10 Business Days after the Settlement Date.

13.6                          Notice of Cancellation or Prepayment

Any notice of cancellation given by the Company pursuant to Clause 13.1 (Cancellation) and any notice of prepayment given by any of the Borrowers pursuant to Clause 13.2 (Prepayment) shall be irrevocable and shall specify the date upon which such cancellation or prepayment is to be made and the amount of such cancellation or prepayment.

13.7                          Cancellation of a Lender’s Commitment

(a)                                 If:

(i)                                     any sum payable to any Lender by an Obligor is required to be increased pursuant to Clause 14.2 (Tax gross-up);

(ii)                                  any Lender claims indemnification from the Obligors’ Agent or an Obligor under Clause 14.3 (Tax Indemnity) or Clause 15.1 (Increased Costs),

the Obligor’s Agent may, whilst such circumstance continues, by not less than fifteen days’ prior notice to the Agent (which notice shall be irrevocable), cancel such Lender’s Commitment whereupon such Lender shall cease to be obliged to participate in further Utilisations and its Commitment shall be reduced to zero.

(b)                                On the last day of each Interest Period which ends after the Obligors’ Agent has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Obligors’ Agent in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

13.8                          No Other Repayments

The Borrowers shall not repay all or any part of any Utilisation or cancel all or any part of the Commitments except at the times and in the manner expressly provided herein.

13.9                          Application Of Disposal Proceeds

(a)                                 The Company shall (or shall ensure that a member of the Group will) prepay Utilisations and/or cancel Available Commitments and/or Commitments in the order contemplated by paragraph (c) below in an amount equal to the Disposal Proceeds Excess promptly upon the receipt of the relevant Disposal Proceeds.  In this paragraph (a) “Disposal Proceeds Excess” means the amount of all Disposal Proceeds (excluding any Merger Clearance Disposal Proceeds) which, individually or when aggregated with all other Disposal Proceeds received during the same financial year, exceed five per cent. of the book value of the Audited Assets for the financial year immediately preceding the financial year in which such Disposal Proceeds are received.

(b)                                The Company shall (or shall ensure that a member of the Group will) prepay Utilisations and/or cancel Available Commitments and/or Commitments in the order contemplated by paragraph (c) below in an amount equal to all Merger Clearance Disposal Proceeds promptly upon receipt of such proceeds.

(c)                                 The amount to be applied made under paragraph (a) or (b) above shall be applied in the following order:

(i)                                     first, in prepayment of Bridge Facility Advances;

(ii)                                  secondly, in cancellation of the Bridge Facility Commitments;

(iii)                               thirdly, in prepayment of Term Facility Advances; and

(iv)                              fourthly, in prepayment of Utilisations under the Revolving Facility and cancellation of Revolving Facility Commitments,

(in each case, the cancellation of any Commitments and Available Commitments of the Lenders to be cancelled rateably).

(d)                                Subject to paragraph (e) below, the Company may elect that any prepayment under paragraph (a) or (b) in respect of any Advance be applied in prepayment of that Advance on the last day of the then current Interest Period relating to that Advance.  If the Company makes that election then a proportion of the Utilisation equal to the amount of the relevant prepayment will be due and payable on the last day of its then current Interest Period and the amount which would otherwise have been prepaid shall be paid into a Prepayment Account.

(e)                                 If the Company has made an election under paragraph (d) above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Advance in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Instructing Group otherwise agree in writing).

(f)                                   The Company and each other Obligor irrevocably authorise the Agent to apply amounts credited to the Prepayment Account to pay amounts due and payable under paragraph (a) or (b) and otherwise under the Finance Documents.

(g)                                A Lender or Agent with which a Prepayment Account is held acknowledges and agrees that interest shall accrue at normal commercial rates on amounts credited to those accounts and that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account) unless a Default is continuing, in which case interest shall continue to accrue but payment shall not be made so long as such Default is continuing.

13.10                    Debt capital market transactions

(a)                                 Subject to paragraph (c) below, where:

(i)                                     the Company incurs any Ratio Financial Indebtedness as a result of raising finance in the debt capital markets (including, but not limited to, any private placement or note issuance or any other debt capital markets product); and

(ii)                                  the Leverage Ratio (taking into account the additional Ratio Financial Indebtedness incurred) is greater than 2.5:1,

all proceeds received as a result of the raising of such finance shall promptly upon their receipt be applied by the Company in prepayment of Utilisations and the cancellation of Commitments in the order contemplated by paragraph (b) below until such time as the Leverage Ratio (after such prepayment) equals 2.5:1.

(b)                                A prepayment made under paragraph (a) above shall be applied in the following order:

(i)                                     first, in prepayment of Bridge Facility Advances;

(ii)                                  secondly, in prepayment of Term Facility Advances; and

(iii)                               thirdly, in prepayment of Utilisations under the Revolving Facility and cancellation of Revolving Facility Commitments;

(in each case, the cancellation of any Commitments and Available Commitments of the Lenders to be cancelled rateably).

(c)                                 Any requirement under this clause 13.10 (Debt capital markets transactions) for the Leverage Ratio to be greater than 2.5:1 shall not apply at any time whilst any Bridge Advances remain outstanding.

14.                                TAX GROSS UP AND INDEMNITIES

14.1                          Definitions

(a)                                 In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means, in respect of any payments under the Finance Documents made by a Belgian Obligor, a Lender which is beneficially entitled to interest payable to it in respect of the Finance Documents and which can receive such interest without a Tax Deduction due to being:

(i)                                     a company resident in Belgium for tax purposes or a company non-resident in Belgium for tax purposes acting through a permanent establishment in Belgium; or

(ii)                                  a credit institution referred to in the law of 22 March 1993 regarding the supervision on the credit institutions that is either resident for tax purposes in Belgium; or acting through a Facility Office established in Belgium; or

(iii)                               a credit institution within the meaning of article 107, §2, 5, a), second dash of the Belgian Royal Decree implementing the Income Tax Code that is (i) resident for tax purposes in a country with which Belgium has entered into a double taxation agreement that is in force (irrespective of whether or not the double taxation agreement makes provision for exemption from tax imposed by Belgium) or in a country that is a member state of the European Economic Area and (ii) that is acting through its head office;

(iv)                              a credit institution within the meaning of article 107, §2, 5, a), second dash of the Belgian Royal Decree implementing the Income Tax Code that is acting through a Facility Office located in a country with which Belgium has entered into a double taxation agreement that is in force (irrespective of whether or not the double taxation agreement makes provision for exemption from tax imposed by Belgium) or in a country that is a member state of the European Economic Area; or

(v)                                 a Treaty Bank.

For the purposes of the definition of “Qualifying Lender”, “Facility Office” means a Facility Office qualifying as a permanent establishment for Belgian tax purposes.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

“Treaty Bank” means, in respect of the Belgian Obligor, a Bank which, on the date a payment of interest falls due under this Agreement:

(i)                                     is treated as a resident of a Treaty State for the purposes of the Treaty;

(ii)                                  does not carry on a business in Belgium through a permanent establishment with which that Lender’s participation in the Facilities is effectively connected; and

(iii)                               fulfils any conditions (subject to the completion of any necessary procedural formalities) which must be fulfilled under the Treaty in order for that Lender to receive a payment under this Agreement without a Tax Deduction.

“Treaty State” means a jurisdiction having a treaty for the avoidance of double taxation in force (a “Treaty”) with Belgium which makes provision for full exemption from tax imposed by Belgium on interest.

(b)                                Unless a contrary indication appears, in this Clause a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2                          Tax gross-up

(a)                                 Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                The Company or a Lender shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. If the Agent receives such notification from a Lender it shall promptly notify the Company and that Obligor.

(c)                                 Except as provided by paragraph (d) or (f) below, if a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                Except as provided by paragraph (e) below, an Obligor is not required to make an increased payment under paragraph (c) above for a Tax Deduction in respect of Tax imposed by Belgium to a Lender that is not, or has ceased to be, a Qualifying Lender in excess of the amount that Obligor would have had to pay had the Lender been, or not ceased to be, a Qualifying Lender.

(e)                                 Paragraph (d) above will not apply if the Lender has ceased to be a Qualifying Lender by reason of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or double taxation agreement or any published practice or concession of any relevant tax authority.

(f)                                   An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of Tax imposed by Belgium if on the date the payment falls due that Lender is a Qualifying Lender and the Obligor making the payment is able to demonstrate that the Tax Deduction would not have been required if the Lender had complied with its obligations under paragraph (i) below.

(g)                                If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(h)                                Within sixty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction or within such shorter period as may be required at the request of any Finance Party in order to allow such Finance Party to claim any Tax Credit, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment original receipts or certified copies thereof or if unavailable, evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(i)                                    A Qualifying Lender shall co-operate with an Obligor by using its reasonable endeavours to complete any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

14.3                          Tax indemnity

(a)                                 The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)                                Paragraph (a) shall not apply:

(i)                                     with respect to any Tax assessed on a Finance Party:

(1)                                 under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for Tax purposes; or

(2)                                 under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)                                 to the extent a loss, liability or cost is compensated for by an increased payment under Clause 14.2 (Tax gross-up).

(c)                                 A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall promptly notify the Company.

(d)                                A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.

14.4                          Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)                                 a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)                                that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

Without prejudice to Clause 14.5 (Conduct of Business by the Finance Parties) a Finance Party will upon request of the Company inform the Company whether or not it has made the determinations as referred to in paragraphs (a) and (b) above in relation to a Tax Payment.

14.5                          Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)                                 interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)                                oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                 oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computations in respect of Tax.

15.                                INCREASED COSTS

15.1                          Increased Costs

If, by reason of (a) any change in law or regulation or in its interpretation or administration and/or (b) compliance with any request or requirement relating to the maintenance of capital or any other request from or requirement of any central bank or other fiscal, monetary or other authority affecting banks generally in any relevant jurisdiction in which any Lender or its holding company is incorporated or in which its Facility Office is located:

(a)                                 a Lender or any holding company of such Lender is unable to obtain the rate of return on its capital which it would have been able to obtain but for such Lender’s entering into or assuming or maintaining a commitment or performing its obligations under this Agreement;

(b)                                a Lender or any holding company of such Lender incurs a cost as a result of such Lender’s entering into or assuming or maintaining a commitment or performing its obligations under this Agreement; or

(c)                                 there is any increase in the cost to a Lender or any holding company of such Lender of funding or maintaining such Lender’s share of the Advances or any Unpaid Sum,

then the Company shall, from time to time on demand of the Agent, promptly pay to the Agent for the account of that Lender amounts sufficient to indemnify that Lender or to enable that Lender to indemnify its holding company from and against, as the case may be, (i) such reduction in the rate of return of capital, (ii) such cost or (iii) such increased cost.

15.2                          Increased Costs Claims

A Lender intending to make a claim pursuant to Clause 15.1 (Increased Costs) shall promptly notify the Agent of the event giving rise to such claim, whereupon the Agent shall promptly notify the Company thereof.

15.3         Exclusions

Notwithstanding the foregoing provisions of this Clause 15, no Lender shall be entitled to make any claim under this Clause 15 in respect of:

(a)           any cost, increased cost or liability as referred to in Clause 15.1 (Increased Costs) to the extent the same is compensated by the Mandatory Costs; or

(b)           any cost attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation.

16.           ILLEGALITY

16.1         Illegality in relation to a Lender

If, at any time, it is or will become unlawful for a Lender to make, fund or allow to remain outstanding all or part of its share of the Advances, then that Lender shall, promptly after becoming aware of the same, deliver to the Company through the Agent a notice to that effect, and:

(a)           such Lender shall not thereafter be obliged to participate in the making of any Advances and the amount of its Commitment shall be immediately reduced to zero; and

(b)           if the Agent on behalf of such Lender so requires, the Company shall and if a Borrower other than the Company has drawn an Advance, the Company shall procure that such Borrower shall on the last day of the relevant Interest Period or on such date as the Agent shall have specified (being no earlier than the last day of any applicable grace period allowed by law) repay such Lender’s share of any outstanding Advances together with accrued interest thereon and all other amounts owing to such Lender hereunder.

16.2         Illegality in relation to an Issuing Bank

If, at any time, it is or will become unlawful for an Issuing Bank to issue or leave outstanding any Bank Guarantee, then that Issuing Bank shall, promptly after becoming aware of the same, deliver to the Company through the Agent a notice to that effect, and:

(a)           such Issuing Bank shall not thereafter be obliged to issue any Bank Guarantee; and

(b)           if the Agent on behalf of such Issuing Bank so requires, the Company shall (or shall procure that the relevant Borrower will) use its best endeavours to procure the release of each Bank Guarantee issued by that Issuing Bank and outstanding at that time; and

(c)           unless any other Lender has agreed to be an Issuing Bank pursuant to the terms of this Agreement, the Revolving Facility shall cease to be available for the issue of Bank Guarantees.

17.           MITIGATION

17.1         Mitigation Generally

If, in respect of any Lender, circumstances arise which would or would upon the giving of notice result in:

(a)           a claim for indemnification pursuant to Clause 14.3 (Tax Indemnity) or Clause 15 (Increased Costs); or

(b)           the reduction of its Available Commitment to zero pursuant to Clause 13.7 (Cancellation of a Lender’s Commitment) or any repayment to be made by the Borrower pursuant to Clause 16 (Illegality), then, without in any way limiting, reducing or otherwise qualifying the rights of such Lender or the obligations of the Obligors under any of the Clauses referred to above, such Lender shall promptly upon becoming aware of such circumstances notify the Agent thereof and, in consultation with the Agent and the Company and to the extent that it can do so lawfully and without prejudice to its own position, take reasonable steps (including a change of location of its Facility Office or the transfer of its rights, benefits and obligations hereunder to another financial institution acceptable to the Company and willing to participate in the Facilities) to mitigate the effects of such circumstances, provided that such Lender shall be under no obligation to take any such action if, in the opinion of such Lender (acting reasonably), to do so might have any adverse effect upon its business, operations or financial condition (other than any minor costs and expenses of an administrative nature).

17.2         Mitigation - Tax Gross-up

If, in respect of any Lender acting reasonably, circumstances arise (including the accession of an Additional Borrower) which would or would upon the giving of notice result in an increase in any sum payable to it or for its account pursuant to Clause 14.2 (Tax gross-up) then, without in any way limiting, reducing or otherwise qualifying the rights of such Lender or the obligations of the Obligors under Clause 14.2 (Tax gross-up), such Lender shall promptly upon becoming aware of such circumstances:

(a)           notify the Agent and the corporate treasurer of the Company thereof; and

(b)           in consultation with the Agent and the Company and to the extent that it can do so lawfully and without prejudice to its own position, take reasonable steps (including a change of location of its Facility Office or the transfer of its rights, benefits and obligations hereunder to another financial institution acceptable to the Company and willing to participate in the Facilities) to mitigate the effects of such circumstances, provided that such Lender shall be under no obligation to take any such action if, in the opinion of such Lender (acting reasonably), to do so might have any adverse effect upon its business, operations or financial condition (other than any minor costs and expenses of an administrative nature).

In case any Lender is able to take any such steps it shall notify the Company of the steps it is taking and if any Lender is unable to take any such steps it shall notify the Company thereof.

17.3         Lender’s Undertaking to Act Through a Local Facility Office or Affiliate

In the event an Advance is made to a Borrower which is incorporated or otherwise established in a particular country, or, as the case may be, is incorporated in another country and has a permanent establishment in such first-mentioned country, each Lender will use its reasonable endeavours upon request of such Borrower, to participate in any Advance made to such Borrower through a Facility Office in such country or by transferring all or any of its rights and obligations under the Finance Documents to an affiliate.  No failure by any Lender to comply with this Clause 17.3 shall affect any of the rights and obligations hereunder of any of the parties hereto.

18.           REPRESENTATIONS

Each Obligor makes the representations and warranties set out in Clause 18.1 (Status) to Clause 18.23 (Recommended Offers).  The Company acknowledges that the Finance Parties have entered into this Agreement in reliance on its representations and warranties.

18.1         Status

It is a corporation duly organised under the laws of its jurisdiction of incorporation.

18.2         Governing Law and Judgements

In any proceedings taken in its jurisdiction of incorporation in relation to the Finance Documents, the choice of English law as the governing law of the Finance Documents and any judgement obtained in England will be recognised and enforced.

18.3         Binding Obligations

The obligations expressed to be assumed by it in the Finance Documents are legal and valid obligations binding on it and enforceable against it in accordance with the terms thereof.

18.4         Execution of the Finance Documents

Its execution of the Finance Documents and its exercise of its rights and performance of its obligations thereunder do not and will not:

(a)           conflict with any agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets which could lead to a claim or action being made or brought against any of the Finance Parties;

(b)           conflict with its constitutive documents; or

(c)           conflict with any applicable law.

It has the power to enter into the Finance Documents and all corporate and other action required to authorise the execution of the Finance Documents and the performance of its obligations thereunder has been duly taken.

18.5         No Material Proceedings

No action, administrative or investigative proceeding of or before any court or agency which might reasonably be expected to have a Material Adverse Effect has been started or threatened against it.

18.6         Audited Financial Statements

Its most recent annual financial statements (audited if available) and the most recent audited consolidated financial statements, in the case of the Company:

(a)           were prepared in accordance with accounting principles generally accepted in its jurisdiction of incorporation and consistently applied;

(b)           disclose all material liabilities (contingent or otherwise) and all material unrealised or anticipated losses of such Obligor or, in the case of the consolidated financial statements of the Company, the Group; and

(c)           save as disclosed therein, give a true and fair view of the financial condition and operations of such Obligor or, as the case may be, the Group during the relevant financial year.

18.7         No Material Adverse Change

Since the date as at which its most recent annual financial statements (audited, if available, and, in the case of the Company, consolidated) were stated to be prepared, nothing has occurred which is reasonably likely to have a Material Adverse Effect.

18.8         Validity and Admissibility in Evidence

All acts, conditions and things required to be done, fulfilled and performed in order (a) to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Finance Documents, (b) to ensure that the obligations expressed to be assumed by it in the Finance Documents are legal, valid, binding and enforceable and (c) to make the Finance Documents admissible in evidence in its jurisdiction of incorporation have been done, fulfilled and performed.

18.9         Claims Pari Passu

Under the laws of its jurisdiction of incorporation in force at the date hereof, the claims of the Finance Parties against it under the Finance Documents will rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation, taxation or social security legislation or other mandatory laws of general application.

18.10       No Filing or Stamp Taxes

Under the laws of its jurisdiction of incorporation in force at the date hereof, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents except for a EUR 0.15 documentary duty in accordance with the Belgian Code on certain Rights and Taxes (Wetboek diverse rechten en taksen / Code des droits et taxes divers) for each Finance Document executed in Belgium.

18.11       No Winding-up

No member of the Group has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against any member of the Group for its winding-up, dissolution, administration or re-organisation (whether by voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a receiver (including a curator), administrator (including a bewindvoerder), administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its assets or revenues (for the purposes of this Clause, a “Winding-up Event”). This Clause shall not apply in relation to any threatened action which can reasonably be said to be without merit.

18.12       No Default

(a)           No Event of Default is continuing or might reasonably be expected to occur from the making of any Advance.

(b)           No other event or circumstance is outstanding which constitutes a default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might reasonably be expected to have a Material Adverse Effect.

18.13       Written Information

All written information (other than the Information Package) supplied in relation to the Facilities to any Finance Party by the Company is true, complete and accurate in all material respects (meaning, in the case of a forecast or financial projection, that it has been prepared on the basis of recent historical information and on the basis of reasonable assumptions) as at the date it was given or as at the date (if any) at which it is stated and is not misleading in any material respect.

18.14       Information Package and Information Memorandum

(a)           All factual information provided by or on behalf of the Company to the relevant persons for the purposes of producing the Reports was true, complete and accurate in all material respects as at the date provided.

(b)           The factual information contained in the Information Package and the Information Memorandum is true, complete and accurate in all material respects as at the date provided or as the date (if any) at which it is stated, the financial projections contained therein have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)           So far as it is aware, no event or circumstance has occurred or arisen and no information has been omitted from the Information Memorandum or the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Memorandum or the Information Package being untrue or misleading in any material respect in light of the circumstances in which it was given or which would be materially adverse to the interests of the Lenders.

18.15       Intellectual Property

There are no adverse circumstances relating to the validity, subsistence or use of any of its subsidiaries’ Intellectual Property which could reasonably be expected to have a Material Adverse Effect.

18.16       Good Title Assets

It and each of its subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use the assets necessary to carry on its business as presently conducted, or (if that is not the case) the same would not reasonably be expected to have a Material Adverse Effect.

18.17       Encumbrances

Save for Permitted Encumbrances, no Encumbrance exists over all or any of the present or future revenues or assets of any member of the Group.

18.18       Ownership

(a)           Each of the Obligors (other than the Company) is directly or indirectly a 100 % owned subsidiary of the Company.

(b)           On the Settlement Date, Bidco will become the legal registered owner of, the Target Shares tendered for acceptance under the Offer at that time.

18.19       Regulation Compliance

The borrowings made hereunder will not violate or give rise to a violation of Regulation U or Regulation X. No member of the Group or any agent acting on their behalf has taken or will take any action which would cause this Agreement or any of the documents or instruments delivered pursuant hereto, any borrowing hereunder or use of proceeds thereof to violate any regulation of the Board of Governors of the Federal Reserve System of the United

States or to violate the US Securities Exchange Act of 1934 or any applicable US federal or state securities laws.

18.20       Pensions

(a)           In relation to all pension schemes operated by or maintained for the benefit of members of the Group and/or any of its employees:

(i)            in the case of defined contribution schemes, all contributions required to be made by members of the Group have been made;

(ii)           in the case of defined benefit schemes, no back service obligations exist which might reasonably be expected to have a Material Adverse Effect; and

(iii)          all pension schemes are based on reasonable actuarial assumptions and recommendations and are operated or maintained as required by law.

(b)           In the event of non-compliance with paragraph (a) above the Company shall notify the Agent and provide it with such reports and further explanations as the Agent may reasonably require in order to ascertain nature and impact of the non-compliance.

18.21       ERISA and Multiemployer Plans

(a)           Neither any Obligor nor any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the five calendar years immediately preceding the date of this Agreement made or accrued an obligation to make contributions to any Multiemployer Plan.

(b)           Each Employee Plan is in compliance in form and operation with ERISA and the Code and all other applicable laws and regulations save where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

(c)           Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified or is in the process of being submitted to the Internal Revenue Service for approval or will be so submitted during the applicable remedial amendment period, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of an Employee Plan with no determination, nothing has occurred that would materially adversely affect such qualification).

(d)           There exists no Unfunded Pension Liability with respect to any Employee Plan, except as would not have a Material Adverse Effect.

(e)           There are no actions, suits or claims pending against or involving an Employee Plan (other than routine claims for benefits) or, to the knowledge of the Company, any Obligor or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Employee Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.

(f)            Each Obligor and any ERISA Affiliate has made all material contributions to or under each such Employee Plan required by law within the applicable time limits prescribed thereby, the terms of such Employee Plan, or any contract or agreement requiring contributions to an Employee Plan save where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

(g)           Neither any Obligor nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Employee Plan subject to Section 4064(a) of ERISA to which it made contributions.

(h)           Neither any Obligor nor any ERISA Affiliate has incurred or reasonably expects to incur any liability to PBGC save for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to have a Material Adverse Effect.

18.22       Legislation

The Announcement, the Unsolicited Announcement, each 28-Day Update, the Certain Funds Announcement and the Offer Document as approved by the AFM comply in all material respects with the DFSA, the DDPB, the DCC and all other applicable laws and the requirements, rules and regulations of all applicable regulatory authorities and bodies.

18.23       Recommended Offer

Where the Offer is launched by way of an Announcement, the Offer has been recommended by both:

(a)           the management board (directie) of the Target; and

(b)           the supervisory board of the Target.

18.24       Repetition of Representations

(a)           All of the representations and warranties in this Clause 18 are made by each Obligor on the date of this Agreement and the Unconditional Date, except for the representations and warranties set out in Clause 18.14 (Information Package and Information Memorandum), which are deemed to be made by each Obligor:

(i)            with respect to the Information Package, on the date of this Agreement, on the Unconditional Date and on the Syndication Date; and

(ii)           with respect to the Information Memorandum, on the date on which the Information Memorandum is approved by the Company and on the Syndication Date.

(b)           The Repeated Representations shall be deemed to be repeated by the relevant Obligor by reference to the facts and circumstances then existing on the first day of each Interest Period, on each date on which an Advance is or is to be made and on each date on which a company becomes (or it is proposed that a company becomes) an Additional Obligor.

19.           FINANCIAL INFORMATION

19.1         Annual Statements

The Company shall deliver to the Agent (or shall procure that the same are delivered) as soon as the same become available, but in any event within 120 days (or 180 days in respect of the Dutch Consolidated Group) after the end of each of its financial years, the consolidated financial statements of the Group and of the Dutch Consolidated Group for such financial year, in each case audited by an internationally recognised firm of independent auditors licensed to practice in The Netherlands.

19.2         Semi-annual Statements

The Company shall deliver to the Agent (or shall procure that the same are delivered) as soon as the same become available, but in any event within 90 days (or 180 days in respect of the Dutch Consolidated Group) after the end of each half of each of its financial years, the unaudited consolidated financial statements of the Group and of the Dutch Consolidated Group for such period and the unconsolidated financial statements of each Obligor (audited, if available).

19.3         Quarterly Statements

The Company shall (or shall procure that each relevant Obligor will) deliver to the Agent unaudited consolidated financial statements of the Group for each of the first and the third financial quarters of each of the financial years of the Group as soon as the same become available but in any event by no later than 60 days after the end of such quarter.

19.4         Additional Information

(a)           The Company shall notify the Agent immediately upon the occurrence of a Winding-up Event under Clause 18.11 (No Winding-up), an Insolvency or Rescheduling Event under Clause 23.7 (Insolvency and Rescheduling), a Winding-Up Default Event under Clause 23.8 (Winding-up), a creditor’s process under Clause 23.9 (Execution or Distress) or a Non-Compliance Event under Clause 23.10 (Failure to comply with Final Judgment) (each an “Event”) and, upon such notification, shall provide the Agent with a certificate confirming and showing the calculation of net sales of the member of the Group to which or in respect of which such Event occurred, the total net sales of the Group and the net sales of each other member of the Group or former member of the Group to which or in respect of which such Event has occurred since the date hereof (whilst, in the case of a former member of the Group, such former member of the Group was a member of the Group). For the avoidance of doubt, “net sales” shall be calculated in accordance with Clause 1.2 (Interpretation).

(b)           Any certificate delivered in accordance with paragraph (a) above shall be signed by:

(i)            two members of the board of managing directors of the Company; or

(ii)           the chief financial officer of the Company; or

(iii)          the chief executive officer of the Company.

19.5         Requirements as to Financial Statements

(a)           Each Obligor shall ensure that each set of financial statements delivered by it pursuant to this Clause 19 is:

(i)            prepared on the same basis as was used in the preparation of its Original Financial Statements or in accordance with accounting principles generally accepted in its jurisdiction of incorporation and consistently applied; and

(ii)           certified by an authorised signatory of such Obligor as either giving a true and fair view of (in the case of audited financial statements) or fairly presenting (in the case of unaudited financial statements) its financial condition (or, in the case of financial statements of the Company, the financial condition of the Group) as at the end of the period to which those financial statements relate and of the results of its (or, as the case may be, the Group’s) operations during such period.

19.6         Compliance Certificates

(a)           The Company shall deliver to the Agent in sufficient copies for the Lenders a Compliance Certificate in respect of each Relevant Period (as defined in Clause 20.2 (Financial Definitions) by no later than:

(i)            in the case of any Relevant Period ending at the end of the first or third financial quarters of the Group in any financial year, 60 days after the end of such quarter; and

(ii)           in the case of any Relevant Period ending at the end of the second financial quarter of the Group in any financial year or at the end of the financial year of the Group, 90 days after the end of such quarter or year.

(b)           Each Compliance Certificate shall be signed by its auditors other than in respect of the financial year in which the Acquisition occurs (in the case of a Compliance Certificate delivered in respect of a Relevant Period ending at the end of any financial year of the Group) and:

(i)            two members of the board of managing directors of the Company; or

(ii)           the chief financial officer of the Company; or

(iii)          the chief executive officer of the Company.

19.7         Other Financial Information

The Company shall from time to time on the request of the Agent (or any Lender through the Agent), furnish the Agent with such information about the business and/or financial condition of the Group as the Agent may reasonably require, including, without limitation, within fifteen Business Days of any request, in case the condition specified in paragraph (g) of Clause 5.4 (Utilisation Conditions) is not met at any time, a Compliance Certificate in respect of the most recently ended Relevant Period.

19.8         Accounting Policies

The Company shall ensure that each set of financial statements delivered pursuant to this Clause 19 is prepared using accounting policies, practices, procedures and reference period consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any such set of financial statements, the Company notifies the Agent that there have been one or more changes in any such accounting policies, practices, procedures or reference period and the Company provides:

(a)           a description of the changes and the adjustments which would be required to be made to those financial statements in order to cause them to use the accounting policies, practices, procedures and reference period upon which the Original Financial Statements were prepared; and

(b)           sufficient information, in such detail and format as may be reasonably required by the Agent, to enable the Lenders to make an accurate comparison between the financial position indicated by those financial statements and the Original Financial Statements, and any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared. The Company shall not be obliged to notify the Agent or provide the descriptions and information required under this Clause more than once in respect of any particular change.

19.9         Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)           at the same time as they are dispatched, copies of all documents dispatched by the Company to its shareholders generally (or any class of them) or dispatched by the Company or any Obligors to its creditors generally (or any class of them);

(b)           promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which are reasonably likely to be adversely determined and which, if so adversely determined, would be reasonably likely to involve a liability, or a potential or alleged liability, exceeding EUR 25,000,000 (or its equivalent in other currencies); and

(c)           promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement) as any Finance Party through the Agent may reasonably request.

19.10       “Know Your Customer” checks

(a)           If:

(i)            the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)           any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)          a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of sub-paragraph (a)(iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in sub-paragraph (a)(iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in sun-paragraph (a)(iii) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any relevant person pursuant to the transactions contemplated in the Finance Documents.

(b)           Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks on Lenders or prospective new Lenders pursuant to the transactions contemplated in the Finance Documents.

(c)           The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its subsidiaries becomes an Additional Obligor pursuant to Clause 4 (Additional Obligors).

(d)           Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent, or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other checks in relation to any relevant person pursuant to the accession of such subsidiary to this Agreement as an Additional Obligor.

19.11       403 Statements

The Company shall not (and shall procure that no member of the Group shall) withdraw (intrekken) or cancel (opzeggen) any 403 Statement in respect of any member of the Dutch Consolidated Group without the prior written approval of the Instructing Group.

20.           FINANCIAL CONDITION

20.1         Financial Condition

The Company shall ensure that the consolidated Leverage Ratio shall not exceed 3.50:1 at any time.

20.2         Financial Definitions

In this Agreement the following terms have the following meanings.

“Cash” means, at any time, cash at bank or in hand to which any member of the Group is alone beneficially entitled and for so long as such cash is freely and immediately available to be applied in repayment or prepayment of Consolidated Total Senior Net Debt.

“Cash Equivalent Investments” means:

(a)           debt securities denominated in sterling, dollars or euro issued by, or unconditionally guaranteed by any member of the European Union (whose long term debt rating at all times is not less than A3 (Moody’s Investor Services Inc.) or A- (Standard & Poor’s Corporation)) or the United States of America, and which are not convertible into any other form of security and having not more than six months to final maturity;

(b)           debt securities denominated in sterling, dollars or euro which are not convertible into any other form of security, and having not more than six months to final maturity, at all times rated not less than P-1 (Moody’s Investor Services Inc.) or A-1 (Standard & Poors’ Corporation) and which are not issued or guaranteed by any member of the Group;

(c)           certificates of deposit denominated in any currency freely transferable into euros issued by, and acceptances by any banking institution authorised under applicable legislation of any member of the European Union or the United States of America rated not less than P-1 (Moody’s Investor Services Inc.) or A-1 (Standard & Poor’s Corporation);

(d)           cash at bank to which any member of the Group is alone beneficially entitled and for so long as such cash is freely available within three Months of demand; and

(e)           other securities (if any) approved in writing by the Agent (acting on the instructions of the Instructing Group).

“Consolidated EBITDA” means, in respect of any Relevant Period, the consolidated net income of the Group before:

(a)           any consolidated provision on account of taxation;

(b)           all Consolidated Net Finance Costs, commission, discounts or other fees incurred or payable, received or receivable by the Group;

(c)           any items treated on a consolidated basis as extra-ordinary items and any non-operating exceptional income and charges (on a consolidated basis) and any realised or unrealised translation exchange gains and losses;

(d)           any items treated on a consolidated basis as “net income from discontinued operations”;

(e)           any dividend or interest payable in respect of any Subordinated Debt;

(f)            any amount attributable on a consolidated basis to the amortisation and/or impairment of intangible assets and impairment and/or depreciation of tangible assets,

provided that:

(i)            to the extent not included above, in calculating the Consolidated EBITDA,  any member of the Group which became a member of the Group during any Relevant Period (other than any member of the Target Group) may (if the EBITDA of such person, calculated on the same basis as Consolidated EBITDA, is positive) or shall (if the EBITDA of such person, calculated on the same basis as Consolidated EBITDA, is negative) be treated as if it were a member of the Group from the first day of such Relevant Period, the EBITDA of such person for such Relevant Period to be determined by the Company, acting reasonably; and

(ii)           in respect of each of the first four Relevant Periods ending after the Settlement Date, Consolidated EBITDA of the Target Group (to the extent not included in the Consolidated EBITDA of the Group) shall be calculated as follows (and Consolidated EBITDA of the Group shall be adjusted as necessary to include such amount):

(1)           in respect of the three month period ending on the first Quarter Date falling after the Settlement Date (the “Transition Quarter Date”), the EBITDA of the Target Group (calculated on the same basis as Consolidated EBITDA) shall:

(aa)         for the period up to the Settlement Date, be determined by the Company (acting reasonably); and

(bb)         after the Settlement Date, be the figures as consolidated into the Consolidated EBITDA of the Group; and

(2)           in respect of any other three month period ending on a Quarter Date prior to the Transition Quarter Date, such amount shall be the actual EBITDA of the Target Group.

“Consolidated Net Finance Costs” means, in respect of any Relevant Period, the consolidated amount of all interest (including the interest element of any finance lease payments and capitalised interest), commission, fees, discounts and other finance payments payable by the Group (including any commission, fees, discounts and other finance payments payable by any member of the Group under any interest rate hedging arrangement) but deducting the consolidated amount of all commission, fees, discounts and other finance payments receivable by the Group under any interest rate hedging instrument and the consolidated amount of any other interest receivable by the Group, in each case as presented in the financial statements most recently delivered pursuant to Clause 19 (Financial Information).

“Consolidated Total Senior Net Debt” means, in respect of any Relevant Period:

(a)           the consolidated amount of all Ratio Financial Indebtedness of the Group (excluding, for the avoidance of doubt, any Financial Indebtedness owed by one member of the Group to another, the amount of any liability in respect of cumulative preference shares and any Subordinated Debt but including, for the avoidance of doubt, any Indebtedness for Borrowed Money for or in respect of the US Private Placement Programme)

less

(b)           the aggregate consolidated amount of Cash and Cash Equivalent Investments of the Group; and

(c)           any amount held in the Prepayment Account,

as at the end of such Relevant Period but so that no amount shall be included or excluded more than once.

“Leverage Ratio” means in relation to any Relevant Period, the ratio of Consolidated Total Senior Net Debt in respect of such Relevant Period to Consolidated EBITDA for such Relevant Period (each as defined in Clause 20.2 (Financial Definitions)).

“Quarter Date” means the last day of the Company’s financial year,  the last day of the first half of the Company’s financial year and the last day of the first and third financial quarters of the Company’s financial year.

“Relevant Period” means each period of twelve months ending on a Quarter Date.

Financial Testing

The financial covenants set out in Clause 20.1 (Financial Condition) shall be tested by reference to each of the financial statements and each Compliance Certificate delivered pursuant to Clause 19 (Financial Information).

20.3         Accounting Terms

All accounting expressions which are not otherwise defined herein shall be construed in accordance with generally accepted accounting principles in The Netherlands as at 31 December 2006.

21.           COVENANTS

21.1         Maintenance of Legal Validity

Each Obligor shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws of its jurisdiction of incorporation to enable it lawfully to enter into and perform its obligations under the Finance Documents and the Offer Document and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of the Finance Documents and the Offer Document.

21.2         Insurance

The Company shall procure that each member of the Group maintains insurances on and in relation to its business and assets with reputable underwriters or insurance companies against such risks and to such extent as is usual for companies carrying on a business such as that carried on by such member of the Group, where failure to do so would reasonably be expected to have a Material Adverse Effect.

21.3         Claims Pari Passu

Each Obligor shall ensure that at all times the claims of the Finance Parties against it under this Agreement rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other mandatory laws of general application.

21.4         Negative Pledge

The Company shall ensure that no member of the Group shall, without the prior written consent of the Instructing Group, create or permit to subsist any Encumbrance over all or any of its present or future revenues or assets other than a Permitted Encumbrance provided that if during any period more than 25 per cent. of the book value of the assets of the Company or of the Group on a consolidated basis is represented by Margin Stock this Clause shall not be applicable to Margin Stock during such period.

21.5         Loans and Guarantees

The Company shall ensure that no member of the Group shall, without the prior written consent of the Instructing Group, make any loans, grant any credit or give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person, with the exception of:

(a)           trade credit granted in the ordinary course of business;

(b)           guarantees and indemnities given under the Finance Documents;

(c)           loans and guarantees (and any indemnities relating to such guarantees) given by a member of the Group to or for the benefit of another member of the Group;

(d)           any declaration given by a member of the Group within the meaning of Article 403 of book 2 of the DCC;

(e)           guarantees (and any indemnities relating to such guarantees) for the payment of social security premiums or, in respect of members of the Group incorporated in the United States of America or The Netherlands, workers’ compensation, in each case given in the ordinary course of business;

(f)            guarantees (and any indemnities relating to such guarantees) given by a member of the Group of rental obligations of another member of the Group;

(g)           loans and guarantees (and any indemnities relating to such guarantees) that are required to be given by law;

(h)           guarantees (and any indemnities relating to such guarantees) to support any other guarantee given or indemnity given or any insurance arrangements entered into for the purpose of supporting the payment of social security premiums or, in respect of members of the Group incorporated in the United States of America or The Netherlands, workers’ compensation;

(i)            guarantees (and any indemnities relating to such guarantees) given in connection with any netting or set-off arrangement entered into by any member of the Group in the normal course of its banking arrangements for the purpose of netting debit and credit balances;

(j)            guarantees and indemnities given by a member of the Group in relation to the business or assets (including shares) of a member of the Group being disposed of;

(k)           loans, credits, guarantees, indemnities and any assumption of liability provided for the benefit of any person which is not a member of the Group given for the purpose of acquiring the shares or business of any person or to any person in connection with any joint venture or cooperation agreement (samenwerkingsverband) provided that the aggregate amount which may be subject of any such loan, credit, guarantee, indemnity or liability shall not exceed EUR 25,000,000 at any time;

(l)            guarantees (and any indemnities relating to such guarantees) given or to be given by a Guarantor under the US Private Placement Programme; and

(m)          guarantees (and any indemnities relating to such guarantees) given by Vedior Holding B.V. in respect of a put option granted by Vedior Holding Deutschland GmbH in relation to certain shares in GULP Information Services GmbH in respect of a maximum amount of EUR70,375,000 (plus costs and interest).

21.6         Disposals

(a)           The Company shall ensure that without the prior written consent of the Instructing Group, there shall be no sale, lease, transfer or other disposal (each a “disposal”) of the whole or any part of the assets of the Group other than a Permitted Disposal.

(b)           In this Agreement “Permitted Disposal” means:

(i)            disposals of assets as replacements for other assets comparable or superior as to type, value and quality;

(ii)           a disposal by one member of the Group to another member of the Group;

(iii)          the disposal by any member of the Group which is not an Obligor of any of its receivables pursuant to a True-sale Securitisation provided that any such disposal is made on arm’s length terms for fair market value;

(iv)          the sale of the premises at Wildenborch 5 Diemen for fair market value and on arm’s length terms for consideration which is not deferred;

(v)           a disposal not otherwise permitted under sub-paragraphs (b)(i) to (iv) above by one or more transactions or series of transactions (whether related or not) of the whole or any part of the assets of the Group provided that the

Disposal Proceeds arising from such disposal or, if such Disposal Proceeds are not reasonably ascertainable by the Company, the book value of the assets subject to such disposal do not exceed EUR 50,000 (or its equivalent); and

(vi)          a disposal not otherwise permitted under sub-paragraphs (b)(i) to (v) above by one or more transactions or series of transactions (whether related or not) of the whole or any part of the assets of the Group provided that Disposal Proceeds are applied in accordance with Clause 13.9 (Application of Disposal Proceeds).

21.7         Mergers

The Company shall ensure that no Obligor shall, without the prior written consent of the Instructing Group, merge or consolidate with any other person, enter into any demerger transaction or participate in any other type of corporate reconstruction provided that, in the case of any such merger, consolidation, demerger or reorganisation (each a “merger”) of any Obligor (other than the Company), no such consent shall be required if, immediately following such merger, the Company’s proportionate direct or indirect ownership interest in such Obligor following such merger is at least equal to that held by it immediately prior to such merger and, in the reasonable opinion of the Instructing Group, the obligations of such Obligor (including in respect of any guarantee given under Clause 24 (Guarantee and Indemnity)) following such merger are or remain the legal, valid, binding and enforceable obligations of the surviving entity following such merger and no Default would occur as a result of, and each of the representations set out in Clause 18 (Representations) remain true on and immediately after, such merger.

21.8         Restriction on Margin Stock

Not more than 25 per cent. of the book value of the assets of the Company or of the Group on a consolidated basis subject to any restriction contained in any agreement or instrument between an Obligor and any bank or other financial institution will be Margin Stock.

21.9         Compliance with laws

Each Obligor shall comply in all respects with all laws and regulations to which it may be subject, if failure so to comply would, or is reasonably likely to have, a Material Adverse Effect.

21.10       Redemption of Share Capital

The Company shall not redeem, repurchase, defease, retire or repay more than 15% of its share capital as measured as at the date hereof (including any cumulative preference share capital) or resolve to do so.

21.11       Financial Indebtedness

(a)           Subject to paragraph (b) below, the Company shall ensure that no member of the Group (other than an Obligor) will at any time incur or allow to remain outstanding any Ratio Financial Indebtedness (other than any Ratio Financial Indebtedness owing to any member of the Group) and shall not raise any proceeds under any Securitisation (to the extent the same are not Ratio Financial Indebtedness but without prejudice to the interpretation of that definition) if the aggregate amount of:

(i)            such Ratio Financial Indebtedness, including the proceeds received under any Securitisation (to the extent such proceeds are not already counted as Ratio Financial Indebtedness but without prejudice to the interpretation of that definition); and

(ii)           the book value of all assets subject to any Encumbrance(s) which is not a Permitted Encumbrance under paragraphs (a) - (g) or (i) of that definition does or would exceed EUR 300,000,000.

(b)           Paragraph (a) shall not apply to Financial Indebtedness of any person or asset acquired by a member of the Group after the Settlement Date which is incurred under arrangements in existence at the date of the acquisition, but not incurred or increased or its maturity date extended in contemplation of, or since, that acquisition, and is outstanding only for a period of three months following the date of the acquisition.

(c)           Without prejudice to the obligations of the Company to comply with paragraph (a) above at all times, the Company shall confirm compliance with paragraph (a) above as at the end of each of the first half of, and as at the end of, each of the Group’s financial years in each Compliance Certificate delivered hereunder in respect of such periods.

(d)           For the purpose of this Clause:

“Ratio Financial Indebtedness” means:

(i)            borrowings (whether current or non-current, as such terms are used in the Original Financial Statements of the Company); and

(ii)           Indebtedness for Borrowed Money (including, for the avoidance of doubt, any Indebtedness for Borrowed Money arising in respect of any subordinated debt) and any indebtedness under any documentary credit facility (to the extent not included in paragraph (a) above), but excluding:

(iii)          any contingent indebtedness in respect of guarantees permitted to be given under Clause 21.5 (Loans and Guarantees); and

(iv)          any Indebtedness for Borrowed Money for or in respect of the US Private Placement Programme but provided that such Indebtedness for Borrowed Money shall only be excluded under this sub-paragraph (d)(iv) for a period of eighteen (18) months from the date of this Agreement, following which time, for the avoidance of doubt, it shall not be excluded from the definition of “Ratio Financial Indebtedness”.

21.12       Hedging

The Company shall not and shall ensure that no member of the Group shall enter into any arrangement for Financial Indebtedness of the type referred to in paragraph (c) of the definition thereof for investment or speculative purposes.

21.13       Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Group from that carried on at the date of this Agreement.

21.14       Notification of default

(a)           Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless it is aware that a notification has already been provided by another Obligor).

(b)           Promptly upon a request by the Agent (acting on the instructions of the Instructing Group), the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.15       Compliance with ERISA

No Obligor shall:

(a)           allow, or permit any of its ERISA Affiliates to allow, (i) any Employee Plan with respect to which any Obligor or any of its ERISA Affiliates may have any liability to terminate, (ii) any Obligor or ERISA Affiliates to withdraw from any Employee Plan or Multiemployer Plan, (iii) any ERISA Event to occur with respect to any Employee Plan, or (iv) any Accumulated Funding Deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, to exist involving any of its Employee Plans; to the extent that any of the events described in (i), (ii), (iii) or (iv), singly or in the aggregate, could have a Material Adverse Effect;

(b)           allow, or permit any of its ERISA Affiliates to allow, (i) an Unfunded Pension Liability (taking into account only Employee Plans with positive Unfunded Pension Liability); or (ii) any potential withdrawal liability under Section 4201 of ERISA, if the Company and its ERISA Affiliates were to completely or partially withdraw from all Multiemployer Plans; or

(c)           fail, or permit any of its ERISA Affiliates to fail, to comply in any material respect with ERISA or the related provisions of the Code, if any such non-compliance, singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

21.16       ERISA-Related Information

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)           promptly and in any event within fifteen days after any Obligor or any ERISA Affiliate files a Schedule B (or such other schedule as contains actuarial information) to Internal Revenue Service Form 5500 in respect of an Employee Plan with Unfunded Pension Liabilities, a copy of such Internal Revenue Service Form 5500 (including the Schedule B);

(b)           promptly and in any event within thirty days after any Obligor or any ERISA Affiliate knows or has reason to know that any ERISA Event which, individually or when aggregated with any other ERISA Event, would reasonably be expected to have a Material Adverse Effect has occurred, the written statement of the Chief Financial Officer of such Obligor or ERISA Affiliate, as applicable, describing such ERISA Event and the action, if any, which it proposes to take with respect thereto and a copy of any notice filed with the PBGC or the Internal Revenue Service pertaining thereto; providing that, in the case of ERISA Events under paragraph (d) of the definition thereof, the 15-day period set forth above shall be a 30-day period, and, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Event; and

(c)           promptly, and in any event within thirty days, after becoming aware that there has been (A) a material increase in Unfunded Pension Liabilities, taking into account only Employee Plans with positive Unfunded Pension Liabilities; (B) the existence of a potential withdrawal liability under Section 4201 of ERISA, if the Company and its ERISA Affiliates were to completely or partially withdraw from all Multiemployer

Plans; (C) the adoption of, or the commencement of contributions to, any Employee Plan subject to Section 412 of the Code by any Obligor or any ERISA Affiliate; or (D) the adoption of any amendment to an Employee Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of any Obligor, the detailed written description thereof from the Chief Financial Officer of each affected Obligor or ERISA Affiliate, as applicable.

21.17       Group Structure

The Company shall provide the Agent with a revised Group Structure Chart each year together with the annual consolidated financial statements.

21.18       Acquisitions

(a)           Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)            acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)           incorporate a company.

(b)           Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is a Permitted Acquisition.

21.19       Joint Ventures

(a)           Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will):

(i)            enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)           transfer any assets or lend to or guarantee or give an indemnity for or grant any Encumbrance for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)           Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such transaction is a Permitted Acquisition, a Permitted Disposal or a loan or guarantee permitted under Clause 21.5 (Loans and Guarantees).

21.20       Arm’s length basis

(a)           Except as permitted by paragraph (b) below, no Obligor shall (and the Company shall ensure no member of the Group will) enter into any transaction with any person except on arm’s length terms and for full market value.

(b)           The following transactions shall not be a breach of this Clause:

(i)            any transaction between members of the Group that is a Permitted Acquisition, a Permitted Disposal or a loan or guarantee permitted under Clause 21.5 (Loans and Guarantees); and

(ii)           fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents delivered to the Agent under Clause 3.1 (Initial conditions precedent) or agreed by the Agent.

21.21       Intellectual Property

Each Obligor shall, and the Company shall procure that each member of the Group will:

(a)           preserve and maintain the subsistence and validity of the Intellectual Property necessary for its business;

(b)           use reasonable endeavours (including the institution of legal proceedings) to prevent any infringement in any material respect of the Intellectual Property;

(c)           promptly notify the Agent if it becomes aware of any infringement or challenge to the validity, enforceability or ownership of any Intellectual Property and supply the Agent with all information relating to it which is reasonably requested by the Agent;

(d)           make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(e)           not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of that Intellectual Property or imperil the right of any member of the Group to use such property, where failure to do so in the case of paragraphs (a) and (b) above or, in the case of paragraphs (d) and (e) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

21.22       Syndication

The Company shall provide reasonable assistance to the Joint Book Running Arrangers in the preparation of the Information Memorandum and the primary syndication of the Facilities (including, without limitation, by making senior management available for the purpose of making presentations to, or meeting, potential lending institutions) and will comply with all reasonable requests for information from potential syndicate members prior to completion of syndication.

21.23       Condition Subsequent

Randstad Financial Services NV/SA shall deliver to the Agent, within ten Business Days of the date of this Agreement, evidence that an extract of the resolution referred to at paragraph 1(a)(ii)(3) of Part 1 of Schedule 3 (Conditions Precedent) has been filed with the clerk of the commercial court of the judicial district of Randstad Financial Services NV/SA in accordance with Article 556 of the Belgian Company Code.

22.           OFFER-RELATED UNDERTAKINGS

22.1         Issue of documents

(a)           Subject to paragraph (b) below, neither the Company nor Bidco shall issue any document (including the Offer Document, the Announcement, the Certain Funds Announcement or any Unsolicited Announcement) in connection with the Offer which contains any reference to any Material Offer Term unless the prior approval of the Agent (acting on the instructions of the Instructing Group) has been obtained to such references (to the extent and in the manner required by paragraph (c) of Clause 22.6 (Terms of the Offer)).

(b)           The prior approval of the Agent referred to in paragraph (a) above is not required in respect of any reference to a Material Offer Term if that Material Offer Term:

(i)            has previously been approved by the Agent (acting on the instructions of the Instructing Group); and

(ii)           has not changed in a manner or to an extent that would require further approval under paragraph (c) of Clause 22.6 (Terms of the Offer) since it was most recently approved by the Agent (acting on the instructions of the Instructing Group).

22.2         Authorisations

The Company and Bidco shall comply in all material respects with all applicable Authorisations, laws and regulations and the requirements, rules and regulations of all applicable regulatory authorities and bodies relating to the Offer.

22.3         Announcements

(a)           The Company and/or Bidco shall deliver to the Agent copies of all publicity material, press releases and announcements intended to be published in relation to the Offer as soon as practicable or, in relation to the Facilities, as soon as practicable prior to their publication.

(b)           Where such material refers to any Finance Party, it must be approved in writing by such party prior to its publication.  No such approval shall be necessary where such announcement is required in order to comply with any relevant Authorisation, law or regulation or the requirements, rules and regulations of any applicable regulatory authority or body relating to the Offer.

22.4         Progress of Offer

The Company and/or Bidco shall keep the Agent (on its reasonable request) informed as to the progress of the Offer unless compliance with this Clause would breach the DFSA.

22.5         Disclosure

The Company and/or Bidco shall make full written disclosure to the Agent as soon as practicable of all information which comes to the attention of any member of the Group and which is material to any decision about whether to waive any condition of the Offer or which suggests that any condition to the Offer will or may not be satisfied, or will or may require to be waived.

22.6         Terms of the Offer

(a)           Without the prior written consent of the Agent (acting on the instructions of the Instructing Group), neither the Company nor Bidco shall:

(i)            make (and shall procure, so far as it is able to do so, that no person, whether acting in concert with it or otherwise makes) any acquisition of Target Shares if to do so would compel it to revise the Offer;

(ii)           declare the Offer unconditional unless it has achieved an acceptance level of at least 66 2/3 per cent. of the issued share capital of the Target;

(iii)          increase, or do anything which might result in an increase of the cash element of the offer price for Target Shares as specified in the Announcement or the Unsolicited Announcement and Certain Funds Announcement to the extent it would otherwise breach the provisions of paragraph (c)(i) below; or

(iv)          waive or amend any other Material Offer Term unless required to do so by any competent regulatory authority;

(b)           The Company and/or Bidco will procure that the Offer is initially made on the terms and conditions set out in the Announcement or Unsolicited Announcement and that the Offer Document repeats such terms in all material respects, in each case save as otherwise required by the AFM.

(c)           The following terms and conditions of the Offer shall require the prior approval of the Agent (acting on the instructions of the Instructing Group):

(i)            the maximum cash price payable under the Offer where such cash price cannot be fully funded solely from the proceeds of Utilisations under the Facilities and/or cash available to the Group.  For these purposes, “cash available to the Group” shall mean cash freely available to the Group on the Settlement Date, excluding the proceeds of any Financial Indebtedness (other than the Facilities) raised for the purposes of the Acquisition;

(ii)           the level of acceptances, which shall not be less than 66 2/3%;

(iii)          the conditions to which the Offer is expressed to be subject, provided that the prior approval of the Agent shall not be required if the Offer is expressed to be subject to the following conditions and such conditions are in a form that is commonly used in comparable public offers in The Netherlands:

(1)           material adverse change in relation to the Target;

(2)           all applicable merger and competition authority clearances;

(3)           works council approval; and

(4)           undertaking from the Dutch foundation (if any) which holds the shares in the Target as a ‘STAK’ (Stichting Administratiekantoor) and has issued certificates as to such shares relating to dealings in such certificates and the deregistration of any of such certificates in exchange for shares in the Target following the Unconditional Date.

(d)           The Company and/or Bidco will not directly or indirectly acquire Target Shares from any person during a period of 1 year as of the date the Offer Document (assuming the Offer has become final) on terms which are more favourable than the terms of the Offer Document.

(e)           The Company and/or Bidco shall consult with the Agent (acting on the instructions of the Instructing Group) prior to launching an Offer that has not been recommended by the board of independent directors of the Target or is otherwise hostile.

22.7         Regulatory clearances and authorisations

Except to the extent necessary to comply with any obligations of confidentiality to any competition authority, the Company and/or Bidco shall keep the Agent informed (upon its reasonable request) as to the material terms and conditions of any assurance or undertaking proposed to be given by or on behalf of any member of the Group (or, so far as Bidco is aware, any member of the Target Group) to any person for the purpose of obtaining any competition authorisation or clearance necessary in connection with the Offer.

22.8         Potential lapse of Offer

If the Company and/or Bidco becomes aware of a circumstance or event which is or could reasonably be construed to be covered by any condition of the Offer which, if not waived, would entitle Bidco to lapse the Offer, it shall promptly notify the Agent.

22.9         Completion of purchase of remaining shares in the Target

The Company and/or Bidco shall effect the Squeeze Out as soon as reasonably practicable after becoming entitled to do so.

23.           EVENTS OF DEFAULT

Each of Clause 23.1 (Failure to Pay) to Clause 23.16 (Litigation) describes circumstances which constitute an Event of Default for the purposes of this Agreement.

23.1         Failure to Pay

An Obligor fails to pay any sum due from it under any Finance Document (including any fees in connection therewith) at the time, in the currency and in the manner specified therein or in any document relating thereto unless

(a)           such failure to pay is caused by

(i)            an administrative or technical error; or

(ii)           technical difficulties with the banking system in relation to the transmission of funds; and

(b)           payment is made within three Business Days of notice from the Agent that the payment has not been made/the due date.

23.2         Misrepresentation

(a)           Any representation or statement made or deemed to be made by an Obligor in any Finance Document, the Information Package, or in any notice or other document, certificate or statement required to be delivered by it pursuant to Clause 19 (Financial Information) or Clause 21 (Covenants) is or proves to have been incorrect or misleading in any respect (or, in respect of any such representation that is unqualified, is or proves to have been incorrect or misleading in any material respect) when made or deemed to be made.

(b)           Any material representation or statement made or deemed to be made by an Obligor in any other notice, document, certificate or statement delivered by it pursuant hereto or in connection herewith is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.3         Specific Covenants

(a)           An Obligor fails duly to perform or comply with any of the obligations expressed to be assumed by it in Clause 19 (Financial Information) or Clause 21 (Covenants).

(b)           No Event of Default under this Clause 23.3 will occur if failure to comply is capable of remedy and is remedied within thirty days of the Agent giving notice thereof to the

Company or the relevant Obligor or the Company or an Obligor becoming aware of the failure to comply.

23.4         Financial Condition

At any time any of the requirements of Clause 20 (Financial Condition) are not satisfied.

23.5         Other Obligations

An Obligor fails duly to perform or comply with any other obligation expressed to be assumed by it in any Finance Document and such failure, if capable of remedy, is not remedied within thirty days after the Agent has given notice thereof to the Company.

23.6         Cross Default

Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period (if any), any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described), any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group or any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described), provided that it shall not constitute an Event of Default if the aggregate amount (or its equivalent in euro) of all such Financial Indebtedness is less than EUR 25,000,000 provided further that if such Financial Indebtedness is owed to any Lender (or any affiliate thereof) and was declared to be due and payable or became capable of being declared due and payable prior to its stated date of payment, in any case, in circumstances which would not have occurred but for a default by any member of the Group in complying with a restriction contained in the documentation governing such indebtedness on the ability of such member of the Group to sell, pledge or otherwise dispose of Margin Stock, then neither such declaration (or any failure to pay based on any such declaration) or such becoming capable of being declared due and payable shall constitute a Default.

23.7         Insolvency and rescheduling

Any Material Company of the Group is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors (an “Insolvency or Rescheduling Event”).

23.8         Winding-up

Save in respect of (i) any solvent reorganisation or (ii) a petition for winding-up presented by a creditor which is in the reasonable opinion of the Instructing Group being contested in good faith and with due diligence and is discharged or struck out within fourteen days, if any Material Company takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organisation (whether by way of voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a liquidator, receiver (including a curator), administrator (including a bewindvoerder), administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets (a “Winding-up Default Event”).

23.9         Execution or Distress

Any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of any Material Company or any event occurs which under the laws of any jurisdiction has a similar or analogous effect (in each case a “creditor’s process”), unless the aggregate book value of such property, undertaking or assets is not more than EUR 5,000,000 (or its equivalent in other currencies) and such creditor’s process is not discharged within thirty days.

23.10       Failure to Comply with Final Judgment

Any Material Company fails to comply with or pay any sum equal to or greater than EUR 1,000,000 (or its equivalent in other currencies) due from it under any final judgment or any final order made or given by any court of competent jurisdiction (a “Non-Compliance Event”).

23.11       The Group’s Business

Any member of the Group

(a)           ceases to carry on the business it carries on at the date hereof; or

(b)           enters into any unrelated business,

which in the reasonable opinion of the Instructing Group would result in a Material Adverse Effect.

23.12       Repudiation

An Obligor repudiates any Finance Document or does or causes to be done any act or thing evidencing an intention to repudiate any Finance Document.

23.13       Illegality

At any time it is or becomes unlawful for an Obligor to perform or comply with any or all of its material obligations under any Finance Document or any of the obligations of an Obligor under any Finance Document are not or cease to be legal, valid, binding and enforceable.

23.14       Material Adverse Change

Any event or circumstance occurs which has a Material Adverse Effect.

23.15       Employee Plans

Any ERISA Event shall have occurred, or Clause 21.15 (Compliance with ERISA) shall be breached, and the liability of an Obligor or its ERISA Affiliates, either individually or in the aggregate, related to such ERISA Event or breaches, individually or when aggregated with all other ERISA Events, and all such breaches are reasonably likely to have or would be reasonably expected to have a Material Adverse Effect.

23.16       Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents or the Offer Document or the transactions contemplated in the Finance Documents or the Offer Document or against any member of the Group or its assets and which in each case are reasonably likely to be adversely determined and, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

23.17       Acceleration and Cancellation

Upon and following the occurrence of an Event of Default which is continuing, the Agent may (and, if so instructed by the Bridge Facility Instructing Group in respect of the Bridge

Facility and the Permanent Facilities Instructing Group in respect of the Permanent Facilities, shall) by notice to each of the Borrowers:

(a)           declare all or any part of the Advances to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Borrowers hereunder) or declare all or any part of the Advances to be due and payable on demand of the Agent; and/or

(b)           declare that the Facilities shall be cancelled, whereupon the same shall be cancelled and the Commitment of each Lender shall be reduced to zero.

23.18       Advances Due on Demand

If, pursuant to Clause 23.17 (Acceleration and Cancellation), the Agent (acting on the instructions of the relevant Instructing Group) declares all or any part of the Advances to be due and payable on demand of the Agent, then, and at any time thereafter, the Agent may (and, if so instructed by the relevant Instructing Group, shall) by notice to the Borrowers:

(a)           require repayment of all or such part of the Advances on such date as it may specify in such notice (whereupon the same shall become due and payable on the date specified together with accrued interest thereon and any other sums then owed by the Borrowers hereunder) or withdraw its declaration with effect from such date as it may specify; and

(b)           declare that the Facilities shall be cancelled, whereupon the same shall be cancelled and the Commitment of each Lender reduced to zero.

23.19       Length of Interest Periods

If, pursuant to 23.17 (Acceleration and Cancellation), the Agent (acting on the instructions of the Instructing Group) declares the Advances to be due and payable on demand of the Agent, the Interest Period in respect of any such Advance shall, if the Agent subsequently demands payment before the scheduled Repayment Date in respect of such Advance, be deemed (except for the purposes of Clause 10.4 (Break Costs)) to be of such length that it ends on the date that such demand is made.

23.20       Clean-up period

(a)           Notwithstanding any other provision of any Finance Document, during the period of 90 days commencing on the Settlement Date (the “Clean-up Period”) any circumstance relating exclusively to any member of the Target Group prior to the Settlement Date shall not constitute an Event of Default as a result of the occurrence of a Clean-up Event of Default or any breach of any Clean-up Representation or any Clean-up Undertaking if:

(i)            it is capable of remedy and reasonable steps are being taken to remedy it;

(ii)           neither the Company nor any of its subsidiaries (other than the members of the Target Group) has procured or approved the circumstances giving rise to it (and could not reasonably have been expected to have prevented such circumstance); and

(iii)          in the opinion of the Instructing Group, such circumstance is not reasonably likely to have a Material Adverse Effect.

If the relevant circumstances are continuing on or after the end of the Clean-Up Period, there shall be a breach of representation or warranty, breach of covenant or

Event of Default, as the case may be, notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

(b)           For the purposes of paragraph (a) above:

(i)            “Clean-up Event of Default” means the occurrence of any of the events or circumstances set out in Clause 23.2 (Misrepresentation) by virtue of the breach of any Clean-up Representation, paragraph (a) of Clause 23.3 (Specific Covenants) by virtue of the breach of any Clean-up Undertaking, Clause 23.6 (Cross Default) or Clause 23.9 (Execution or Distress);

(ii)           “Clean-up Representations” means each of the representations set out in Clauses 18.4 (Execution of the Finance Documents), 18.13 (Written Information), 18.14 (Information Package), 18.15 (Intellectual Property), 18.16 (Good Title Assets) and 18.18 (Ownership); and

(iii)          “Clean-up Undertakings” means each of the undertakings set out in Clauses 21.4 (Negative Pledge), 21.5 (Loans and Guarantees), 21.11 (Financial Indebtedness), 21.13 (Change of business), 21.20 (Arm’s length basis) and 21.21 (Intellectual Property).

24.           GUARANTEE AND INDEMNITY

24.1         Guarantee and indemnity

(a)           Each Guarantor irrevocably and unconditionally jointly and severally:

(i)            guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents including any obligation which may result from the claw-back of any payment or other action made or taken by such Borrower resulting from and taken in connection with the insolvency (or other insolvency-related procedure) which may affect the Borrower in the jurisdiction of its incorporation or in the jurisdiction where the Borrower carries on any business operations;

(ii)           undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(iii)          indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal.  The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

24.2        Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

24.3         Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)           the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)           each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

24.4         Waiver of defences

The obligations of each Guarantor under this Clause 24 will not be affected by an act, omission, matter or thing which, but for this Clause 24, would reduce, release or prejudice any of its obligations under this Clause 24 (without limitation and whether or not known to it or any Finance Party) including:

(a)           any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)           the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)           the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)           any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)           any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)            any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)           any insolvency or similar proceedings.

24.5         Guarantor Intent

Without prejudice to the generality of Clause 24.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

24.6         Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 24.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

24.7         Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)           refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)           hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 24.

24.8         Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent (acting on the instructions of the Instructing Group) otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)           to be indemnified by an Obligor;

(b)           to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)           to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

24.9         Additional security

This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

24.10       Limitations in relation to The Netherlands

Each Dutch Guarantor shall be liable under this Clause 24 (Guarantee and Indemnity) save to the extent that, if being so liable, its guarantee, undertaking or indemnity would constitute unlawful financial assistance within the meaning of the DCC.

25.           COMMITMENT COMMISSION AND FEES

25.1         Commitment Commission

(a)           The Company shall pay to the Agent for account of each Lender a commitment commission on the amount of such Lender’s Available Commitment under the Term Facility and the Revolving Facility from day to day during the period beginning on the third Business Day after the date hereof and ending on the Final Maturity Date applicable to such Facilities, such commitment commission to be calculated (i) for the period from the third Business Day after the date hereof until the First Utilisation Date, at the rate of 0.175% per annum and (ii) from the First Utilisation Date and thereafter, at the rate per annum equal to 35 per cent. of the rate per annum at which the Margin is calculated from time to time and in each case payable in arrears on the last day of each successive period of three months which ends during the relevant Availability Period, on the last day of the Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(b)           The Company shall pay to the Agent for account of each Lender a commitment commission on the amount of such Lender’s Available Commitment under the Bridge Facility from day to day during the period beginning on the third Business Day after the date hereof and ending on the Final Maturity Date applicable to the Bridge Facility, such commitment commission to be calculated at the rate per annum equal to 30 per cent. of the rate per annum at which the Margin is calculated from time to time and payable in arrears on the last day of each successive period of three months which ends during the relevant Availability Period, on the last day of the Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

25.2         Arrangement Fee

The Company shall pay to the Agent for the account of the Joint Book Running Arrangers the fees specified at the times and in the amounts specified in a Fee Letter.

25.3         Agency Fee

The Company shall pay to the Agent for its own account the agency fees specified at the times and in the amounts specified in a Fee Letter.

25.4         Fees payable in respect of Bank Guarantees

(a)           The Company or the relevant Borrower shall pay to the Issuing Bank a fronting fee at the rate of 0.125 per cent. per annum on the outstanding amount which is counter-indemnified by the other Lenders of each Bank Guarantee requested by it for the period from the issue of that Bank Guarantee until its Expiry Date.

(b)           The Company or the relevant Borrower shall pay to the Agent (for the account of each Lender) a Bank Guarantee fee in the currency of the relevant Bank Guarantee (computed at the rate equal to the Margin) on the outstanding amount of each Bank Guarantee requested by it for the period from the issue of that Bank Guarantee until its Expiry Date. This fee shall be distributed according to each Lender’s Bank Guarantee Proportion of that Bank Guarantee.

(c)           The accrued fronting fee and Bank Guarantee fee shall be payable on the first day of each successive period of three months (or such shorter period as shall end on the Expiry Date for that Bank Guarantee) starting on the date of issue of that Bank Guarantee. The accrued fronting fee and Bank Guarantee fee is also payable to the Agent on the cancelled amount of any Lender’s Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the Bank Guarantee is prepaid or repaid in full.

(d)           If a Borrower cash covers all or any part of any outstanding amount in respect of a Bank Guarantee then the Bank Guarantee fee payable for the account of each Lender shall continue to be payable until the expiry of such Bank Guarantee, unless the Issuing Bank confirms to that Borrower and the Lenders that such cash cover is satisfactory to it whereupon the Company shall be released from all of its obligations under Clause 27 (Indemnities) in relation to such outstanding amount.

26.          COSTS AND EXPENSES

26.1        Transaction Expenses

The Company shall, from time to time on demand of the Agent, reimburse the Agent, the Joint Book Running Arrangers and the Issuing Bank for all costs and expenses (including legal fees but subject to any cap that may have been separately agreed) reasonably incurred by any of them together with any VAT thereon incurred by it in connection with the negotiation, preparation and execution of the Finance Documents, any other document referred to in the Finance Documents and the completion of the transactions herein contemplated.

26.2        Preservation and Enforcement of Rights

Each of the Borrowers shall, from time to time on demand of the Agent, reimburse the Finance Parties for all costs and expenses (including legal fees) on a full indemnity basis together with any VAT thereon incurred in or in connection with the preservation and/or enforcement of any of the rights of the Finance Parties under any Finance Document and any other document referred to in any Finance Document (including, without limitation, any costs and expenses relating to any reasonable investigation as to whether or not an Event of Default may have occurred or is likely to occur or any steps necessary or desirable in connection with any proposal for remedying or otherwise resolving a Default). The Company will be given the opportunity to comment on, and provide information in relation to, any investigation contemplated by a Finance Party, unless such Finance Party is of the opinion (in its sole discretion) that giving the Company such opportunity would be prejudicial to such Finance Party’s interests.

26.3        Stamp Taxes

Each of the Borrowers shall pay all stamp, registration and other taxes to which this Agreement, any other document referred to in this Agreement or any judgment given in connection therewith is or at any time may be subject and shall, from time to time on demand of the Agent, indemnify the Finance Parties against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

26.4        Amendment Costs

If any of the Obligors requests any amendment, waiver or consent then such Obligor shall, within five Business Days of demand by the Agent, reimburse the Finance Parties for all costs and expenses (including legal fees) reasonably incurred by them together with any VAT thereon incurred by such person in responding to or complying with such request.

26.5        Lenders’ Liabilities for Costs

Without prejudice to any Obligor’s obligations, if any of the Borrowers fails to perform any of its obligations under this Clause 26, each Lender shall, in its Proportion, indemnify each of the Agent and the Arrangers (in their respective capacities as Agent or Arrangers) against any loss incurred by any of them as a result of such failure.

27.          INDEMNITIES

27.1        Company’s Indemnity

The Company undertakes to indemnify:

(a)           each Finance Party against any cost, claim, loss, expense (including legal fees) or liability together with any VAT thereon, whether or not reasonably foreseeable which it may sustain or incur as a consequence of the occurrence of any Event of

Default or any default by any of the Borrowers in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(b)           the Agent against any cost or loss it may suffer or incur as a result of its entering into, or performing, any foreign exchange contract for the purposes of Clause 29 (Payments) or Clause 5.8 (Change of currency), save to the extent that such cost or loss suffered or incurred is as a result of gross negligence or wilful misconduct on the part of the Agent;

(c)           each Lender against any cost or loss it may suffer under Clause 26.5 (Lenders’ Liabilities for Costs) or Clause 32.5 (Indemnification);

(d)           each Lender against any cost or loss it may suffer or incur as a result of its funding or making arrangements to fund its portion of an Advance requested by a Borrower hereunder but not made as a result of the operation of this Agreement; and

(e)           each Lender against any loss it may suffer or incur as a result of its funding its portion of any Advance which is denominated in euro by reason of Clause  5.3 (Conditions for Utilisation in an Optional Currency).

27.2        Currency Indemnity

If any sum (a “Sum”) due from an Obligor under the Finance Documents or any order, judgment, award or decision given or made in relation hereto has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)           making or filing a claim or proof against such Obligor; or

(b)           obtaining or enforcing an order, judgment, award or decision in any court, arbitral proceedings or other tribunal,

the Company shall indemnify each person to whom such Sum is due from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to such person at the time of receipt of such Sum.

28.          CURRENCY OF ACCOUNT AND PAYMENT

28.1        Currency of Account

The euro is the currency of account and payment for each and every sum at any time due from an Obligor hereunder, provided that:

(a)           each repayment of a Utilisation or Unpaid Sum or a part thereof shall be made in the currency in which such Utilisation or Unpaid Sum is denominated at the time of that repayment;

(b)           each payment of interest shall be made in the currency in which the sum in respect of which such interest is payable is denominated when that interest accrued;

(c)           each payment in respect of costs and expenses shall be made in the currency in which the same were incurred;

(d)           each payment pursuant to Clause 14.3 (Tax indemnity) or Clause 15 (Increased Costs) shall be made in the currency specified by the party claiming thereunder; and

(e)           any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

28.2        Change of Currency

(a)           Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)            any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)           any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)           If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

29.          PAYMENTS

29.1        Payments to the Agent

On each date on which this Agreement requires an amount to be paid by an Obligor or a Lender, such Obligor or, as the case may be, such Lender shall make the same available to the Agent for value on the due date at such time and in such funds and to such account with such bank as the Agent shall specify from time to time.

29.2        Payments by the Agent

(a)           Save as otherwise provided herein, each payment received by the Agent pursuant to Clause 29.1 (Payments to the Agent) shall:

(i)            in the case of a payment received for the account of a Borrower, be made available by the Agent to such Borrower by application:

(1)           first, in or towards payment (on the date, and in the currency and funds, of receipt) of any amount then due from such Borrower hereunder to the person from whom the amount was so received or in or towards the purchase of any amount of any currency to be so applied; and

(2)           secondly, in or towards payment (on the date, and in the currency and funds, of receipt) to such account with such bank in the principal financial centre of the country of the currency of such payment (or, in relation to the euro, in a financial centre in a Participating Member State) as such Borrower shall have previously notified to the Agent for this purpose; and

(ii)           in the case of any other payment, be made available by the Agent to the person entitled to receive the payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office) for value the same day by transfer to such account of such person with such bank in the principal financial centre of the country of the currency of such payment (or, in relation to the euro, in a financial centre in a Participating Member State or London) as that person has previously notified to the Agent.

(b)           A payment will be deemed to have been made by the Agent on the date on which it is required to be made under this Agreement if the Agent has, on or before that date, taken appropriate steps to make that payment in accordance with the regulations or operating procedures of the clearing system used by the Agent in order to make the payment.

29.3        Payments by the Agent to the Lenders

Any amount payable by the Agent to the Lenders under this Agreement in the currency of a Participating Member State shall be paid in the euro unit.

29.4        No Set-off

All payments required to be made by an Obligor hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

29.5        Clawback

Where a sum is to be paid hereunder to the Agent for account of another person, the Agent shall not be obliged to make the same available to that other person or to enter into or perform any exchange contract in connection therewith until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum or the proceeds of such exchange contract was so made available shall on request refund the same to the Agent together with an amount sufficient to indemnify the Agent against any cost or loss it may have suffered or incurred by reason of its having paid out such sum or the proceeds of such exchange contract prior to its having received such sum.

29.6        Partial Payments

If and whenever a payment is made by an Obligor hereunder the Agent may apply the amount received towards the obligations of the Obligors under this Agreement in the following order:

(a)           first, in or towards payment of any unpaid costs and expenses of each of the Agent, the Issuing Banks and the Arrangers;

(b)           secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid;

(c)           thirdly, in or towards payment pro rata of any principal due but unpaid; and

(d)           fourthly, in or towards payment pro rata of any other sum due but unpaid.

29.7        Variation of Partial Payments

The order of payments set out in Clause 29.6 (Partial Payments) shall override any appropriation made by the Obligor to which the partial payment relates but the order set out in paragraphs (b), (c) and (d) of Clause 29.6 (Partial Payments) may be varied if agreed by all the Lenders.

30.          SET-OFF

30.1        Contractual Set-off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.2        Set-off not Mandatory

No Lender shall be obliged to exercise any right given to it by Clause 30.1 (Contractual Set-off).

31.          SHARING

31.1        Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payments) and applies that amount to a payment due under the Finance Documents then:

(a)           the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)           the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payments), without taking account of any tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)           the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.6 (Partial Payments).

31.2        Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.6 (Partial Payments).

31.3        Recovering Finance Party’s rights

(a)           On a distribution by the Agent under Clause 31.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)           If and to the extent that the Recovering Finance Party is not able to rely on its rights under 27.3.1 above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

31.4        Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)           each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 31.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)           that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

31.5        Exceptions

(a)           This Clause 31 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 31, have a valid and enforceable claim against the relevant Obligor.

(b)           A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)            it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)           that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

32.          THE AGENT, THE ARRANGERS AND THE LENDERS

32.1        Appointment of the Agent

Each of the Arrangers and the Lenders hereby appoints the Agent to act as its agent in connection herewith and authorises the Agent to exercise such rights, powers, authorities and discretions as are specifically delegated to the Agent by the terms hereof together with all such rights, powers, authorities and discretions as are reasonably incidental thereto.

32.2        Agent’s Discretions

The Agent may:

(a)           assume, unless it has, in its capacity as agent for the Lenders, received notice to the contrary from any other party hereto, that (a) any representation made or deemed to be made by an Obligor in connection with any Finance Document is true, (b) no Default has occurred (unless its agency division has actual knowledge of a Default arising under Clause 23.1 (Failure to Pay)), (c) no Obligor is in breach of or default under its obligations under any Finance Document and (d) any right, power, authority or discretion vested herein upon the Instructing Group, the Lenders or any other person or group of persons has not been exercised;

(b)           assume that (a) the Facility Office of each Lender is that notified to it by such Lender in writing and (b) the information provided by each Lender pursuant to Clause 36 (Notices), are true and correct in all respects until it has received from such Lender a notice of a change to the Facility Office or any such information and act upon any such notice until the same is superseded by a further such notice;

(c)           engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

(d)           rely as to any matters of fact which might reasonably be expected to be within the knowledge of an Obligor upon a certificate signed by or on behalf of such Obligor;

(e)           rely upon any communication or document believed by it to be genuine;

(f)            refrain from exercising any right, power or discretion vested in it as agent hereunder unless and until instructed by the Instructing Group as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised;

(g)           refrain from acting in accordance with any instructions of the Instructing Group to begin any legal action or proceeding arising out of or in connection with any Finance Document until it shall have received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which it will or may expend or incur in complying with such instructions; and

(h)           assume (unless it has specific notice to the contrary) that any notice or request made by the Company is made on behalf of all the Obligors.

32.3        Agent’s Obligations

The Agent shall:

(a)           without prejudice to any rights of the Finance Parties inform the Company:

(i)            upon entering into this Agreement of the location of the Facility Office of each Lender in relation to each Borrower;

(ii)           upon a Transferee becoming party to this Agreement of the Facility Office of such Transferee in relation to each Borrower; and

(iii)          upon an Additional Borrower becoming a party to this Agreement of the Facility Office of each Lender in relation to such Additional Borrower;

(b)           promptly inform each Lender of the contents of any notice or document received by it in its capacity as Agent from an Obligor hereunder;

(c)           promptly notify each Lender of the occurrence of any Event of Default or any default by an Obligor in the due performance of or compliance with its obligations under any Finance Document of which the Agent has notice from any other party hereto;

(d)           save as otherwise provided herein, act as agent hereunder in accordance with any instructions given to it by the Instructing Group, which instructions shall be binding on the Arrangers, the Issuing Banks and the Lenders; and

(e)           if so instructed by the Instructing Group, refrain from exercising any right, power or discretion vested in it as agent hereunder.

The Agent’s duties under this Agreement are solely mechanical and administrative in nature.

32.4        Excluded Obligations

Notwithstanding anything to the contrary expressed or implied herein, none of the Agent and the Arrangers shall:

(a)           be bound to enquire as to (a) whether or not any representation made or deemed to be made by an Obligor in connection with any Finance Document is true, (b) the occurrence or otherwise of any Default, (c) the performance by an Obligor of its obligations under any Finance Document or (d) any breach of or default by an Obligor of or under its obligations under any Finance Document;

(b)           be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account;

(c)           be bound to disclose to any other person any information relating to any member of the Group if (a) such person, on providing such information expressly stated to the Agent or, as the case may be, such Arranger, that such information was confidential and that such information was not being provided to the Agent or, as the case may be, such Arranger in their respective capacities as Agent and Arranger under this Facility or (b) such disclosure would or might in its opinion constitute a breach of any law or be otherwise actionable at the suit of any person;

(d)           be under any obligations other than those for which express provision is made herein; or

(e)           be or be deemed to be a fiduciary for any other party hereto.

32.5        Indemnification

Each Lender shall, in its Proportion, from time to time on demand by the Agent, indemnify the Agent, against any and all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which the Agent may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as agent hereunder (other than any which have been reimbursed by the Borrower pursuant to Clause 27.1 (Company’s Indemnity)).

32.6        Exclusion of Liabilities

Except in the case of gross negligence or wilful default, none of the Agent and the Arrangers accepts any responsibility:

(a)           for the adequacy, accuracy and/or completeness of the Information Package, the Information Memorandum or any other information supplied by the Agent or an Arranger, by an Obligor or by any other person in connection with this Agreement, the transactions herein contemplated or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with this Agreement;

(b)           for the legality, validity, effectiveness, adequacy or enforceability of this Agreement or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with this Agreement; or

(c)           for the exercise of, or the failure to exercise, any judgement, discretion or power given to any of them by or in connection with this Agreement or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with this Agreement.

Accordingly, none of the Agent and the Arrangers shall be under any liability in respect of such matters, save in the case of gross negligence or wilful misconduct.

32.7        No Actions

Each of the Lenders agrees that it will not assert or seek to assert against any director, officer or employee of the Agent or an Arranger any claim it might have against any of them in respect of the matters referred to in Clause 32.6 (Exclusion of Liabilities).

32.8        Business with the Group

The Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

32.9        Resignation

The Agent may (and shall, if so instructed by the Instructing Group) resign its appointment hereunder at any time without assigning any reason (in the case of voluntary resignation) therefore by giving not less than thirty days’ prior notice to that effect to each of the other parties hereto, provided that no such resignation shall be effective until a successor for the Agent is appointed in accordance with the succeeding provisions of this Clause 32.

32.10      Successor Agent

If the Agent gives notice of its resignation pursuant to Clause 32.9 (Resignation) then any reputable and experienced bank or other financial institution may be appointed as a successor to the Agent by the Instructing Group upon consent of the Company, such consent not to be unreasonably withheld or delayed, during the period of such notice but, if no such successor is so appointed, the Agent may appoint such a successor itself.

32.11      Rights and Obligations

If a successor to the Agent is appointed under the provisions of Clause 32.10 (Successor Agent), then (a) the retiring Agent shall be discharged from any further obligation hereunder but shall remain entitled to the benefit of the provisions of this Clause 32 and (b) its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto.

32.12      Own Responsibility

It is understood and agreed by each Lender that at all times it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into all risks arising under or in connection with the Finance Documents including, but not limited to:

(a)           the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Group;

(b)           the legality, validity, effectiveness, adequacy and enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with this Agreement;

(c)           whether such Lender has recourse, and the nature and extent of that recourse, against an Obligor or any other person or any of their respective assets under or in connection with any Finance Document, the transactions herein contemplated or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with this Agreement; and

(d)           the adequacy, accuracy and/or completeness of the Information Memorandum, the Reports and any other information provided by the Agent or an Arranger, an Obligor, or by any other person in connection with this Agreement, the transactions contemplated herein or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with this Agreement.

Accordingly, each Lender acknowledges to the Agent and the Arrangers that it has not relied on and will not hereafter rely on the Agent and the Arrangers or any of them in respect of any of these matters.

32.13      Agency Division Separate

In acting as agent hereunder for the Lenders, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments and, notwithstanding the foregoing provisions of this Clause 32, any information received by some other division or department of the Agent may be treated as confidential and shall not be regarded as having been given to the Agent’s agency division.

33.          ASSIGNMENTS AND TRANSFERS

33.1        Binding Agreement

The Finance Documents shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors and Transferees.

33.2        No Assignments and Transfers by the Obligors

No Obligor shall be entitled to assign or transfer all or any of its rights, benefits and obligations under the Finance Documents.

33.3        Assignments and Transfers by Lenders

Any Lender may, at any time, assign all or any of its rights and benefits hereunder or transfer in accordance with Clause 33.6 (Transfers by Lenders) all or any part of its rights, benefits and obligations under this Agreement to any bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, in each case incorporated in or established under the laws of the jurisdiction of any of the countries listed in Schedule 10 (Transfer Jurisdictions), provided that:

(a)           in the case of a partial transfer or assignment of a Lender’s rights, benefits and obligations which is not an Intra-Group Transfer, following such assignment or transfer (or, where more than one assignment or transfer takes place on the same day, such assignments or transfers) the Commitment of each Lender is at least equal to the lesser of EUR 5,000,000 and the amount of its Commitment immediately prior to such assignment(s) or transfer(s);

(b)           in the case of a partial transfer or assignment of a Lender’s rights, benefits and obligations which is not an Intra-Group Transfer, the Commitment of each Lender transferred or assigned is not less than EUR 5,000,000;

(c)           where such transfer or assignment is of rights and/or obligations under the Revolving Facility, the prior written consent of each Issuing Bank to such transfer or assignment has been given unless such transfer or assignment is to any bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and which has a long term rating of not less than A3 (Moody’s Investor Services Inc.) or A- (Standard & Poor’s Corporation) in which case no consent will be required under this paragraph;

(d)           the prior written consent of the Company to such transfer or assignment has been given, such consent of the Company not to be unreasonably withheld or delayed and subject to paragraph (e) below and Clause 33.4 (Deemed Consent); and

(e)           notwithstanding paragraph (d) above, in the case of any such assignment or transfer made:

(i)            to any subsidiary or holding company, or to any subsidiary of any holding company, of such Lender (an “Intra-Group Transfer”);

(ii)           to a central government, central bank or government body supervising such Lender;

(iii)          to any other Lender; or

(iv)          after an Event of Default has occurred and is continuing,

the Company’s consent to the assignment or transfer shall not be required.

33.4        Deemed Consent

Any consent required to be given by the Company under Clause 33.3 (Assignments and Transfers by Lenders) shall be deemed to have been given unless the Company shall have notified the requesting party to the contrary within five Business Days of the request for such consent.

33.5        Assignments by Lenders

If any Lender assigns all or any of its rights and benefits hereunder in accordance with Clause 33.3 (Assignments and Transfers by Lenders), then, unless and until the assignee has delivered a notice to the Agent confirming in favour of the Agent, the Arrangers and the other Lenders that it shall be under the same obligations towards each of them as it would have been under if it had been an original party hereto as a Lender (whereupon such assignee shall become a party to the Finance Documents as a “Lender”), the Agent, the Arrangers and the other Lenders shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party hereto.

33.6        Transfers by Lenders

If any Lender wishes to transfer all or any of its rights, benefits and/or obligations hereunder as contemplated in Clause 33.3 (Assignments and Transfers by Lenders), then such transfer may be effected by the delivery to the Agent of a duly completed Transfer Certificate executed by such Lender and the relevant Transferee in which event, on the later of the Transfer Date specified in such Transfer Certificate and the fifth Business Day after (or such earlier Business Day endorsed by the Agent on such Transfer Certificate falling on or after) the date of delivery of such Transfer Certificate to the Agent:

(a)           to the extent that in such Transfer Certificate the Lender party thereto seeks to transfer by novation its rights, benefits and obligations hereunder, each of the Obligors and such Lender shall be released from further obligations towards one another hereunder and their respective rights against one another shall be cancelled (such rights, benefits and obligations being referred to in this Clause 33 as “discharged rights and obligations”);

(b)           each of the Obligors and the Transferee party thereto shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as such Obligor and such Transferee have assumed and/or acquired the same in place of such Obligor and such Lender;

(c)           the Agent, the Arrangers, the Issuing Banks and such Transferee and the other Lenders shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party hereto as a Lender with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer and to the extent that the Agent, the Arrangers, the Issuing Banks and the relevant Lender will each be released from further obligations to each other hereunder; and

(d)           such Transferee shall become a party hereto as a “Lender”.

33.7        Assignment and Transfer Fees

On the date upon which a transfer takes effect pursuant to Clause 33.6 (Transfers by Lenders) the relevant Transferee shall pay to the Agent for its own account a fee of EUR 1,500, except in case of an Intra-Group Transfer.

33.8        Disclosure of Information

(a)           Any Lender may disclose to any of its affiliates and any other person:

(i)            to (or through) whom such Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights, benefits and obligations hereunder;

(ii)           with (or through) whom such Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(iii)          to whom information may be required to be disclosed by any applicable law or regulation or by a decision of any competent court or authority,

such information about any Obligor or the Group and any Finance Document as such Lender shall consider appropriate if, in relation to paragraphs (a) and (b) of this Clause, the person to whom the confirmation is to be given has entered into a Confidentiality Undertaking.

(b)           Notwithstanding any of the provisions of this Agreement, the Obligors and the Finance Parties hereby agree that each party to this Agreement and each employee, representative or other agent of each party to this Agreement may disclose to any and all persons, without limitation of any kind, the US tax treatment and US tax structure of the transaction and any materials of any kind (including opinions or other tax analyses) that are provided to each party to this Agreement relating to such US tax treatment and US tax structure other than any information for which non-disclosure is reasonably necessary in order to comply with applicable securities laws.

33.9        Conditions of assignment

If:

(a)           a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)           as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the assignee or Transferee or Lender acting through its new Facility Office under Clause 15 (Increased Costs), then the assignee or Transferee or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the assignor or Transferor or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(c)           Unless expressly agreed to the contrary, a Lender makes no representation or warranty and assumes no responsibility to an assignee or Transferee for:

(i)            the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)           the financial condition of any Obligor;

(iii)          the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)          the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(d)           Each assignee or Transferee confirms to the assignor or transferor and the other Finance Parties that it:

(i)            has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the assignor or Transferor in connection with any Finance Document ; and

(ii)           will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(e)           Nothing in any Finance Document obliges an assignor or transferor to:

(i)            accept a re-transfer from an assignee or Transferee of any of the rights and obligations assigned or transferred under this Clause 33; or

(ii)           support any losses directly or indirectly incurred by the assignee or Transferee by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

33.10      Copy of transfer certificate

The Agent shall, as soon as reasonably practicable after it has accepted and executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.  Each Borrower confirms that such a delivery of Transfer Certificate to the Company shall be considered as a notification of transfer or assignment towards itself.

33.11      Novation

For the purposes of Article 1271 et seq of the Belgian Civil Code, the Parties agree that upon any novation under the Finance Documents, the guarantees, indemnities, and other undertakings created by the Finance Documents shall continue for the benefit of the Finance Parties, their successors, transferees and assignees, as the case may be.

34.          CALCULATIONS AND EVIDENCE OF DEBT

34.1        Basis of Accrual

Any interest, commission or fee accruing hereunder will accrue from day to day and is calculated on the basis of actual number of days elapsed and a year of 360 days (or, in the case of any Advance denominated in sterling, 365 days) or, in any case where market practice differs, in accordance with market practice.

34.2        Proportionate Reductions

Any repayment of an Advance denominated in an Optional Currency shall reduce the amount of such Advance by the amount of such Optional Currency repaid and shall reduce the Euro Amount of such Advance proportionately

34.3        Quotations

If on any occasion a Reference Bank or Lender fails to supply the Agent with a quotation required of it under the foregoing provisions of this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Agent, provided that, in relation to determining EURIBOR or LIBOR, this Clause shall not apply if only one Reference Bank supplies a quotation.

34.4        Evidence of Debt

Each Lender shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder.

34.5        Control Accounts

The Agent shall maintain on its books a control account or accounts in which shall be recorded (a) the amount of any Advance or Unpaid Sum and each Lender’s share therein, (b) the amount of all principal, interest and other sums due or to become due from an Obligor and each Lender’s share therein and (c) the amount of any sum received or recovered by the Agent hereunder and each Lender’s share therein.

34.6        Prima Facie Evidence

In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause  34.4 (Evidence of Debt) and Clause 34.5 (Control Accounts) shall be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

34.7        Certificates of Lenders

A certificate of a Lender as to (a) the amount by which a sum payable to it hereunder is to be increased under Clause 14.2 (Tax gross-up), (b) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 15 (Increased Costs) or (c) the amount of any credit, relief, remission or repayment as is mentioned in Clause 14.4 (Tax Credit) shall be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

34.8        Agent’s Certificates

A certificate of the Agent as to the amount at any time due from a Borrower hereunder or the amount which, but for any of the obligations of such Borrower hereunder being or becoming void, voidable, unenforceable or ineffective, at any time would have been due from such Borrower hereunder shall, in the absence of manifest error, be conclusive.

35.          REMEDIES AND WAIVERS, PARTIAL INVALIDITY

35.1        Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

35.2        Partial Invalidity

If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

36.           NOTICES

36.1        Communications in Writing

Each communication to be made under the Finance Documents shall be made in writing and, unless otherwise stated, shall be made by fax, letter or e-mail.

36.2        Use of websites

(a)           The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)            the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)           both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)          the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)           The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)           The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)            the Designated Website cannot be accessed due to technical failure;

(ii)           the password specifications for the Designated Website change;

(iii)          any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)          any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)           the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (a) above or sub-paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)           Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

36.3        Facility Office

Each Lender shall inform the Agent:

(a)           upon its entering into this Agreement of the Facility Office through which it acts in relation to each Borrower; and

(b)           upon any Additional Borrower becoming a party to this Agreement of the Facility Office through which it acts in relation to such Additional Borrower.

36.4        Addresses

Any communication or document to be made or delivered pursuant to the Finance Documents shall (unless the recipient of such communication or document has, by fifteen days’ written notice to the Agent, specified another address or fax number) be made or delivered to the address or fax number or e-mail address:

(a)           in the case of the Company and the Agent, identified with its name below; and

(b)           in the case of each Lender and each Issuing Bank, that notified in writing to the Agent prior to the date hereof (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee)

(c)           in the case of each Additional Borrower, in the relevant Accession Memorandum provided that not more than one address may be specified by each party pursuant to this Clause at any time.

36.5        Delivery

Any communication or document to be made or delivered by one person to another pursuant to any Finance Document shall:

(a)           if by way of fax, be deemed to have been received when transmission has been completed provided that such fax is in legible form;

(b)           if by way of letter, be deemed to have been delivered when left at the relevant address; and

(c)           if by e-mail, be deemed to have been delivered when actually received in readable form (and if made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose), provided that any communication or document to be made or delivered to the Agent shall be effective only when received by its agency division and then only if the same is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or such other department or officer as the Agent shall from time to time specify for this purpose).

36.6        Notification of Changes

Promptly upon receipt of notification of a change of address, fax number or Facility Office or changing its own address or fax number, the Agent shall notify the other parties hereto of such change.

36.7        English Language

With the exception of constitutional documents of Obligors each communication and document made or delivered by one party to another pursuant to the Finance Documents shall be in the English language or accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof.

36.8        Deemed Receipt by the Obligors

Any communication or document made or delivered to the Company in accordance with Clause 36.5 (Delivery) shall be deemed to have been made or delivered to each of the Obligors.

37.          COUNTERPARTS AND POWERS OF ATTORNEY

37.1        Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

37.2        Powers of Representation

If any Obligor has granted powers of representation to a person, such Obligor shall notify the Agent in writing of any change in or withdrawal of such powers notwithstanding their entry in public registers, in default of which notification such change or withdrawal cannot be invoked against the Finance Parties.

38.          AMENDMENTS

38.1        Amendments

(a)           Subject to paragraphs (b) and (c) below and clause 38.2 (Amendments Requiring the Consent of all the Lenders) if the Agent has the prior consent of the Instructing Group, the Agent and the Obligors may from time to time agree in writing to amend this Agreement or to waive, prospectively or retrospectively, any of the requirements of this Agreement and any amendments or waivers so agreed shall be binding on all the Finance Parties and the Obligors, provided that no such waiver or amendment shall subject any party hereto to any new or additional obligations without the consent of such party.

(b)           Any waiver or amendment that has the effect of changing any provision which relates solely to the Term Facility and/or the Revolving Facility shall only require the consent of the Permanent Facilities Instructing Group.

(c)           Any waiver or amendment that has the effect of changing any provision which relates solely to the Bridge Facility shall only require the consent of the Bridge Facility Instructing Group.

38.2        Amendments Requiring the Consent of all the Lenders

(a)           An amendment or waiver which relates to:

(i)            Clause 31 (Sharing), Clause 33.2 (No Assignments and Transfers by the Obligors) or this Clause 38;

(ii)           reducing the proportion of any amount received or recovered in respect of any amount due from an Obligor hereunder to which any Lender is entitled;

(iii)          a change in the principal amount of or currency of any Advance, or extending the term of any Facility or the Interest Periods of any Advance;

(iv)          a change in the Margin, the amount or currency of any payment of interest, fees or any other amount payable hereunder to any Finance Party or deferral of the date for payment thereof;

(v)           any provision which contemplates the need for the consent or approval of all the Lenders;

(vi)          any release of the Guarantor from its obligations under Clause 24 (Guarantee and indemnity);

(vii)         Clause 4 (Additional Obligors); and

(viii)        the definition of “Instructing Group” in Clause 1.1 (Definitions)

shall not be made without the prior consent of all the Lenders (save in the case of an amendment or waiver contemplated in sub-paragraphs (ii) (iii) or (iv) above to the extent such amendments or waiver relates to one Facility only, in which case only the consent of all the Lenders in respect of that Facility shall be required).

(b)           An amendment or waiver which relates to the rights or obligations of the Agent, the Arrangers or an Issuing Bank may not be effected without the consent of that Party.

38.3        Exceptions

Notwithstanding any other provisions hereof, the Agent shall not be obliged to agree to any such amendment or waiver if the same would:

(a)           amend or waive this Clause 38, Clause 26 (Costs and Expenses) or Clause 32 (The Agent, The Arrangers and The Lenders); or

(b)           otherwise amend or waive any of the Agent’s rights hereunder or subject the Agent or an Arranger to any additional obligations hereunder.

38.4        Deemed consent

Any Lender receiving any request by the Company or by the Agent for any amendment, waiver or other consent under the Finance Documents which does not respond to such request within 20 Business Days (or such other period as the Company and the Agent may agree) will be excluded in determining whether that consent is granted. The Agent shall promptly inform the Company of the Lenders’ responses to any such requests.

38.5        Non-consenting Lenders

If a Lender does not agree to any requested amendment, waiver or other consent under the Finance Documents, and such refusal is not consistent with the opinion of the Lenders which together account for:

(a)           (if no Utilisations are outstanding) 80 per cent. or more of the Total Commitments; or

(b)           (whilst at least one Utilisation is outstanding) 80 per cent. or more of the Euro Amount of such Utilisations the Company will be entitled, either (i) to prepay that Lender’s participation in the Facilities; or (ii) to require that Lender to transfer its participation in the Facilities (for cash at par) to an existing or new Lender willing to assume it as directed by the Company.

38.6        Non-funding Lenders

If any Lender:

(a)           fails to make or participate in an Advance when required to do so by this Agreement; or

(b)           has given notice to an Obligor or the Agent that it does not intend to make or participate in an Advance when required to do so in accordance with the terms of this Agreement or has repudiated its obligations to do so, the Company will be entitled, either (i) to prepay that Lender’s participation in the Facilities or (ii) to require that Lender to transfer its participation in the Facilities (for cash at par) to an existing or new Lender willing to assume it as directed by the Company.

39.          GOVERNING LAW

This Agreement is governed by English law.

40.          ENFORCEMENT

40.1        Jurisdiction

(a)           The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)           The parties to this Agreement agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party to this Agreement will argue to the contrary.

(c)           This Clause is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

40.2        Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)           irrevocably appoints Randstad UK Holding Ltd as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)           agrees that failure by the process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

41.          ENTIRE AGREEMENT

This Agreement supersedes all previous written and/or oral agreements between the parties prior to the date hereof in relation to the Facilities.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SIGNATURES

THE COMPANY

RANDSTAD HOLDING N.V.

By:	/s/ Robert-Jan van de Kraats

Address:	Randstad Holding N.V.
Legal Department
Diemermere 25,
1112 TC Diemen
P.O. Box 12600,
NL-1100 AP Amsterdam-z.o.
The Netherlands

Tel:	+ 31 (0)20 569 56 19

Fax	+ 31 (0)20 569 58 85

Attention:	Marianne Scholten

With a copy to:	Randstad Financial Services N.V.
Group Treasury Department
Buro & Design Center b. 71
Heizel Esplanade
1020 Brussels
Belgium

Tel:	+ 32 (0)2 474 61 39

Fax:	+ 32 (0)2 474 62 06

Attention:	Robert Bogaardt

THE ORIGINAL BORROWERS

RANDSTAD FINANCIAL SERVICES NV/SA

By:	/s/ Robert-Jan van de Kraats

Address:	Randstad Financial Services N.V./S.A.
Group Treasury Department
Buro & Design Center b. 71
Heizel Esplanade
1020 Brussels
Belgium

Tel:	+ 32 (0)2 474 61 39

Fax:	+ 32 (0)2 474 62 06

Attention:	Robert Bogaardt

RANDSTAD HOLDING N.V.

By:	/s/ Robert-Jan van de Kraats

THE ORIGINAL GUARANTORS

RANDSTAD HOLDING N.V.

By:	/s/ Robert-Jan van de Kraats

DIEMERMERE BEHEER B.V.

By:	/s/ Ben Noteboom

I-BRIDGE B.V.

By:	/s/ Ben Noteboom

E-BRIDGE B.V.

By:	/s/ Ben Noteboom

RANDSTAD NEDERLAND B.V.

By:	/s/ Ben Noteboom

P/FLEX PROJECTEN B.V.

By:	/s/ Ben Noteboom

P/FLEX T&L B.V.

By:	/s/ Ben Noteboom

P/FLEX B.V. (FORMERLY KNOWN AS RANDSTAD CONTRACTING B.V.)

By:	/s/ Ben Noteboom

P/FLEX SERVICES B.V. (FORMERLY KNOWN AS P/FLEX MVL B.V.)

By:	/s/ Ben Noteboom

RANDSTAD HR SOLUTIONS B.V.

By:	/s/ Ben Noteboom

RANDSTAD TRANSPORT B.V.

By:	/s/ Ben Noteboom

RANDSTAD ZORG BEHEER B.V.

By:	/s/ Ben Noteboom

RANDSTAD ZORG B.V.

By:	/s/ Ben Noteboom

RANDSTAD TECHNOFLEX B.V.

By:	/s/ Ben Noteboom

RANDSTAD UITZENDBUREAU B.V.

By:	/s/ Ben Noteboom

TEMPO-TEAM GROUP B.V.

By:	/s/ Ben Noteboom

TEMPO-TEAM FLEXRESULT B.V. (FORMERLY KNOWN AS TEMPO-TEAM CONTRACTING B.V.)

By:	/s/ Ben Noteboom

TEMPO-TEAM PROFESSIONALS B.V. (FORMERLY KNOWN AS TEMPO-TEAM TOPFLEX B.V.)

By:	/s/ Ben Noteboom

TEMPO-TEAM UITZENDBUREAU B.V.

By:	/s/ Ben Noteboom

TEMPO-TEAM PROJECTEN B.V.

By:	/s/ Ben Noteboom

TEMPO-TEAM HR SOLUTIONS B.V.

By:	/s/ Ben Noteboom

TEMPO-TEAM WERKNET B.V.

By:	/s/ Ben Noteboom

J.M.W. HORECA UITZENDBUREAU B.V.

By:	/s/ Ben Noteboom

CONSENSE SOCIAL SUPPORT B.V.

By:	/s/ Ben Noteboom

YACHT GROUP NEDERLAND B.V.

By:	/s/ Ben Noteboom

YACHT RECRUITMENT B.V.

By:	/s/ Ben Noteboom

YACHT B.V.

By:	/s/ Ben Noteboom

YACHT ICT APPLICATIEONTWIKKELING B.V.

By:	/s/ Ben Noteboom

CAPAC BEHEER B.V.

By:	/s/ Ben Noteboom

CAPAC INHOUSE SERVICES B.V.

By:	/s/ Ben Noteboom

CAPAC PROJECTEN B.V.

By:	/s/ Ben Noteboom

OTTER-WESTELAKEN GROEP B.V.

By:	/s/ Ben Noteboom

UITZENDBUREAU OTTER-WESTELAKEN B.V.

By:	/s/ Ben Noteboom

MAXON CONTRACTING B.V.

By:	/s/ Ben Noteboom

HAGEWELD UITZENDBUREAU B.V.

By:	/s/ Ben Noteboom

GAMMA DIENSTVERLENING B.V.

By:	/s/ Ben Noteboom

RANDSTAD HR & SALARISDIENSTEN B.V.

By:	/s/ Ben Noteboom

TALENT ACADEMY B.V.

By:	/s/ Ben Noteboom

THREMEN B.V.

By:	/s/ Ben Noteboom

SUPPORTO SOZA B.V.

By:	/s/ Ben Noteboom

RANDSTAD GROEP NEDERLAND B.V.

By:	/s/ Ben Noteboom

P/FLEX PAYROLL B.V.

By:	/s/ Ben Noteboom

RANDSTAD INTERIM B.V.

By:	/s/ Ben Noteboom

RANDSTAD WERVING & SELECTIE B.V.

By:	/s/ Ben Noteboom

RANDSTAD HR SERVICES B.V.

By:	/s/ Ben Noteboom

CENTRALE INKOMENSADMINISTRATIE NEDERLAND “CIAN” B.V.

By:	/s/ Ben Noteboom

TEMPO-TEAM CONTRACTING SERVICES B.V.

By:	/s/ Ben Noteboom

TEMPO-TEAM PAYROLL SERVICES B.V.

By:	/s/ Ben Noteboom

NOTICE DETAILS FOR EACH GUARANTOR:

Address:	C/o Randstad Holding N.V.
Legal Department
Diemermere 25,
1112 TC Diemen
P.O. Box 12600,
NL-1100 AP Amsterdam-z.o.
The Netherlands

Tel:	+ 31 (0)20 569 56 19

Fax	+ 31 (0)20 569 58 85

Attention:	Marianne Scholten

With a copy to:	Randstad Financial Services N.V.
Group Treasury Department
Buro & Design Center b. 71
Heizel Esplanade
1020 Brussels
Belgium

Tel:	+ 32 (0)2 474 61 39

Fax:	+ 32 (0)2 474 62 06

Attention:	Robert Bogaardt

THE JOINT BOOK RUNNING ARRANGERS

ABN AMRO BANK N.V.

By:	/s/ Raymond Belmers

ING BANK N.V.

By:	/s/ Sigrid Baas, Director	/s/ Robert O’Donoghue, Managing Director

THE MANDATED LEAD ARRANGERS

ABN AMRO BANK N.V.

By:	/s/ Raymond Belmers

BNP PARIBAS S.A.

By:	/s/ R. Visser	/s/ PTY van Beek

COMMERZBANK AKTIENGESELLSCHAFT

By:	/s/ Kristina Laubrecht	/s/ Horst-Werner Selben

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

By:	/s/ S.P. Veen	/s/ Beek

FORTIS BANK (NEDERLAND) N.V.

By:	/s/ Sigrid Baas, Director

ING BANK N.V.

By:	/s/ S. Baas, Director	/s/ Robert O’Donoghue, Managing Director

THE AGENT

ING BANK N.V.

By:	/s/ Reinoud von Helberger, Director	/s/ Sigrid Baas, Director

Address:	Bijlmerplein 888
1102 MG Amsterdam
The Netherlands

Tel:	+31 20 56 35345

Fax:	+31 20 57 68785

Attention:	Ger Schinning

THE ORIGINAL LENDERS

ABN AMRO BANK N.V.

By:	/s/ Raymond Belmers, Director	/s/ Remco Beerbaum, Corporate Director

ING BANK N.V.

By:	/s/ Reinoud von Helberger, Director	/s/ Sigrid Baas, Director

BNP PARIBAS S.A.

By:	/s/ R. Visser	/s/ P.T.Y. van Beek

COMMERZBANK AKTIENGESELLSCHAFT

By:	/s/ R. Müller

FORTIS BANK (NEDERLAND) N.V.

By:	/s/ Sigrid Baas, Director

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

By:	/s/ S.P. Veen	/s/ Beek

BANK OF TOKYO-MITSUBISHI UFJ (HOLLAND) N.V.

By:	/s/ H. Mishima	/s/ N. Varkevisser

SVENSKA HANDELSBANKEN AB

By:	/s/ Raymond Belmers, Director

BoA NETHERLANDS COÖPERATIEVE U.A.

By:	/s/ E.J. Brouwer	/s/ D.J. McMullan, Director

BANQUE LBLUX S.A.

By:	/s/ Kenneth Anderson	/s/ Horst Jacoby

LE CRÉDIT LYONNAIS S.A.

By:	/s/ Sigrid Baas, Director

CRÉDIT INDUSTRIEL ET COMMERCIAL, PARIS BRANCH

By:	/s/ Etienne DESLAURIERS	/s/ Camille Plattard

CRÉDIT INDUSTRIEL ET COMMERCIAL, LONDON BRANCH

By:	/s/ P.L. Kitching, Director, Corporate Banking	/s/ L. Batson, Credit Officer

NATIXIS LUXEMBOURG S.A.

By:	/s/ Raymond Belmers, Director

SOCIÉTÉ GÉNÉRALE S.A.

By:	/s/ H. van Rosyen	/s/ R.J.M. Wansink

DEXIA BANK BELGIË N.V.

By:	/s/ Sigrid Baas, Director

KBC BANK N.V.

By:	/s/ Philip Marck, General Manager

MIZUHO CORPORATE BANK NEDERLAND N.V.

By:	/s/ Sigrid Baas, Director

HVB BANQUE LUXEMBOURG SOCIÉTÉ ANONYME

By:	/s/ Erwin Moos	/s/ Man fredi Bianchi, Luxembourg 18 April 2008

WEST LB INTERNATIONAL S.A.

By:	/s/ Mark Müller	/s/ Nicole Puchaski

BANCO ESPAÑOL DE CRÉDITO S.A.

By:	/s/ Octavio Ramirez Romero	/s/ José Maria Rodriquez Trenchs Landa

BARCLAYS BANK PLC

By:	/s/ Raymond Belmers, Director

BANCO BILBAO VIZCAYA ARGENTARIA S.A.

By:	/s/ Miguel Castillo	/s/ Stephane Passet

CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID

By:	/s/ Entique de la Forme	/s/ Matias Amat Rosa

CENTROBANCA - BANCA DI CREDITO FINANZIARIO E MOBILIARE SPA

By:	/s/ Raymond Belmers, Director

CITIBANK N.A.

By:	/s/ Sigrid Baas, Director

DBS BANK LTD, LONDON(4) BRANCH

By:	/s/ Ian Piddock

DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN(5)

By:	/s/ Heinz-Jurgen Wohigerfith	/s/ Pamela Antes

FRIESLANDBANK N.V.

By:	/s/ Sigrid Baas, Director

HSBC FRANCE

By:	/s/ Sigrid Baas, Director

INTESA SANPAOLO S.P.A.

By:	/s/ Louis Nooter, Senior Account Manager	/s/ Michal Mensink, Account Manager

LANDESBANK BADEN-WÜRTTEMBERG, LONDON BRANCH

By:	/s/ Stephen Hart	/s/ Alain Lavlolette